Exhibit 10.2

EXECUTION VERSION

AMENDED AND RESTATED

STOCK PURCHASE AGREEMENT

by and among

SUMMIT VIEW, INC.,

JERRY JOE JACOBSON

and

GENESEE & WYOMING INC.

Dated as of September 10, 2008

i

INDEX TO SCHEDULES

Disclosure Schedule
Schedule A	Description Severance and Bonus Payments
Schedule B	Form of Escrow Agreement
Schedule C	[Intentionally Omitted]
Schedule D	Resignation of Officers and Directors

v

STOCK PURCHASE AGREEMENT

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT, dated as of September 10 , 2008 (this “Agreement”), by and among Summit View, Inc., an Ohio corporation (“Summit View”), Jerry Joe Jacobson, the owner of all of the issued and outstanding shares of Summit View (the “Seller”), and Genesee & Wyoming Inc., a Delaware corporation (the “Buyer”).

WITNESSETH:

WHEREAS, the Seller owns all of the issued and outstanding shares of common stock, without par value, of Summit View;

WHEREAS, Summit View is engaged in the railroad business through its ownership of all of the issued and outstanding shares of The Aliquippa & Ohio River Railroad Co., an Ohio corporation; The Columbus and Ohio River Rail Road Company, an Ohio corporation; The Mahoning Valley Railway Company, an Ohio corporation; Ohio and Pennsylvania Railroad Company, an Ohio corporation; Ohio Central Railroad, Inc., an Ohio corporation; The Pittsburgh & Ohio Central Railroad Company, an Ohio corporation; Ohio Southern Railroad, Inc., an Ohio corporation; Youngstown & Austintown Railroad, Inc., an Ohio corporation; The Youngstown Belt Railroad Company, an Ohio corporation; and The Warren & Trumbull Railroad Company, an Ohio corporation; and the outstanding interests of Phoenix Logistics, Ltd. (the “Acquired Entities”);

WHEREAS, Summit View and the Acquired Entities (together, the “Subject Companies”) are engaged in the business of operating short line railroads (the “Business”);

WHEREAS, prior to the Closing, the Subject Companies will transfer the Excluded Assets to the Seller or a designee thereof;

WHEREAS, Summit View owns all of the issued and outstanding shares of or membership interests in Byesville Scenic Trails, LLC and Air Partners N155A Company (the “Excluded Entities”);

WHEREAS, prior to the Closing, Summit View will transfer ownership of the Excluded Entities to the Seller or a designee thereof; and

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the issued and outstanding shares of Summit View (but excluding all of the issued and outstanding shares of or membership interest in the Excluded Entities), all in accordance with and subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Buyer and the Seller and Summit View have entered into that certain Stock Purchase Agreement, dated as of August 4, 2008 (the “Original Stock Purchase Agreement”), to record and confirm the obligations undertaken by them with respect and relating to the acquisition of all issued and outstanding shares of Summit View (but excluding all of the issued and outstanding shares of or membership interest in the Excluded Entities), which are owned by the Seller; and

WHEREAS, the Purchaser and Sellers and Summit View desire to amend and restate, in its entirety, the Original Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE 1. DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

“AAR” shall mean the Association of American Railroads;

“Action” shall mean any claim, action, suit, proceeding, labor dispute, investigation or audit by or before any court, tribunal or other Governmental Entity or arbitral body;

“Affiliate” shall mean any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with another Person with the term “control” meaning, for this purpose, the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or partnership, membership or other ownership interests, or by contract or otherwise;

“Acquired Entities” — See Recitals hereto;

“Agreement” – See Preamble hereto;

“Balance Sheet” shall mean the consolidated balance sheet of Summit View as of August 31, 2008 as set forth in Section 1.1(a) of the Disclosure Schedule;

“Basket Amount” — See Section 7.2(a)(v);

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York, are closed generally;

“Business” — See Recitals hereto;

“Buyer” — See Preamble hereto;

“Buyer Indemnitees” — See Section 7.2(a);

“Buyer Material Adverse Effect” — See Section 4.1;

“Closing” — See Section 2.2;

“Closing Date” — See Section 2.2;

“Closing Payment Amount” — See Section 2.1(c);

“Closing Working Capital Report” — See Section 2.3(a);

“Closing Working Capital Statement” — See Section 2.3(a);

“COBRA” — See Section 3.18(i);

“Code” shall mean the Internal Revenue Code of 1986, as amended;

“Company Marks” — See Section 5.5;

“Confidential Information” shall include information, both written and oral, relating to trade secrets, and confidential and proprietary information relating to technical data, products, services, finances, business plans, marketing plans, legal affairs, suppliers, customers, prospects, opportunities, contracts, assets and other information that has commercial value, but shall not include information which (i) can be demonstrated in writing was already known by the recipient when received; (ii) is or after the date of this Agreement becomes obtainable from other sources other than pursuant to a violation of Law or breach of any Contract; (iii) is required to be disclosed to a Governmental Entity; (iv) can be demonstrated in writing that it was independently developed by the receiving Person; (v) is required to be disclosed by Law or pursuant to the rules of any securities exchange having jurisdiction over the disclosing Person; or (vi) is disclosed pursuant to a written waiver from the non-disclosing Person of the confidentiality requirements of Section 12.14;

“Contracts” shall mean all contracts and agreements, including but not limited to, Leases, Equipment and Machinery leases, indentures, mortgages, instruments, partnership or joint venture agreements, guaranties, license agreements, maintenance contracts, service contracts, employment, commission and consulting agreements, collective bargaining agreements, suretyship contracts, letters of credit, reimbursement agreements, distribution agreements, contracts or commitments limiting or restraining the Subject Companies from engaging or competing in any lines of business or with any Person, documents granting the power of attorney with respect to the affairs of the Subject Companies, options to purchase any assets or property rights, trackage rights agreements, haulage agreements, interchange agreements, joint facility agreements, switching agreements, marketing agreements, rate and allowance agreements, division agreements, and other similar arrangements, undertakings, commitments or understandings, including any renewal or amendment thereto;

“Employees” shall mean all employees of the Subject Companies that are employed by the Subject Companies following the Closing;

“Environmental Claim” means any claim, action, demand, or notice by or on behalf of, any Governmental Entity or Person alleging liability or potential liability under, or a violation of, any Environmental Law, or liability or potential liability arising out of the Release or presence of or exposure to any Materials of Environmental Concern;

“Environmental Laws” shall mean any and all Laws regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or natural resource damages, including Laws relating to the use, handling, generation, transportation, presence or Release of, or exposure to, Materials of Environmental Concern;

“Environmental Permits” shall mean any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization pursuant to or required under any Environmental Law;

“Environmental Report” shall mean any report, study, assessment, audit or other similar document that addresses any environmental or health issue, including any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to Environmental Law, that may affect any of the Subject Companies;

“Equipment and Machinery” shall mean all the material equipment, machinery, furniture, fixtures and improvements, tooling, spare parts, supplies and vehicles (including all locomotives, cars, tractors, trailers, vans and all other transportation rolling stock) owned, leased or used (except third-party locomotives and rolling stock used pursuant to AAR interchange rules) by the Subject Companies;

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder;

“ERISA Affiliate” — See Section 3.18(b);

“Escrow Agent” — See Section 2.1(d);

“Escrow Agreement” — See Section 2.1(d);

“Escrow Fund” — See Section 2.1(d);

“Excluded Assets” shall mean those assets of the Subject Companies set forth on Section 1.1(b) of the Disclosure Schedule.

“Excluded Entities” — See Recitals hereto;

“Excluded Liabilities” — See Section 2.7;

“Existing Policies” — See Section 3.20;

“FELA Claims” shall mean claims made under the Federal Employers Liability Act, as amended from time to time. A FELA Claim shall be considered “made” upon the earliest to occur of the following: (i) the claimant’s employer has received or prepared a written report (including, in the case of an alleged occupational injury, a questionnaire) of the claim or of the incident from which the claim arises; or (ii) the claimant’s employer has received written notice of the claim from the claimant or the claimant’s attorney; or (iii) an action, claim or suit asserting the claim has been filed and properly served on the claimant’s employer. For the purposes of this definition (i) the term “written report” shall include reports which are electronically prepared or transmitted and (ii) the term “employer” shall include the employer currently responsible under the Federal Employers Liability Act for the claim or cause of action being asserted and such employer’s attorney;

“Financial Statements” — See Section 3.7;

“FRA” shall mean the U.S. Federal Railroad Administration;

“GAAP” shall mean U.S. generally accepted accounting principles as in effect from time to time;

“Governmental Entity” shall mean any national, federal, state, provincial, local or international governmental or public body, court, agency or regulatory authority or commission, or other governmental authority or instrumentality;

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity;

“Holdback Amount” — See Section 2.1(d);

“Independent Accounting Firm” — See Section 2.3(a);

“Indebtedness” shall mean, with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, including accrued interest and any costs associated with prepaying such debt which includes any borrowings made for purposes of making any Severance and Bonus Payments; (ii) the principal of and premium (if any) in respect of all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including accrued interest; (iii) all obligations of such Person upon which interest charges are customarily paid; (iv) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person; (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services; (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person; (vii) all guarantees by such Person of Indebtedness of others; (viii) all capital lease obligations of such Person; (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements; (x) all obligations of such Person as an account party to reimburse any bank or any other Person in respect of letters of credit and bankers’ acceptances; and (xi) any obligation arising with respect to any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute liability on the balance sheet and, in addition to the foregoing, with respect to the Subject Companies, all obligations of the Subject Companies in respect of Severance and Bonus Payments. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or member;

“Indemnification Escrow Amount” — See Section 2.1(d);

“Indemnified Party” — See Section 7.1;

“Indemnifying Party” — See Section 7.1;

“Intellectual Property” shall mean all of the following owned or licensed by the Subject Companies, as licensee or licensor, or used exclusively in the Subject Companies’ business: (i) registered and material unregistered trademarks and service marks and trade names, and all goodwill associated therewith; (ii) patents, patentable inventions and computer programs (including password unprotected interpretive code or source code); (iii) trade secrets; (iv) registered and material unregistered copyrights in all works, including software programs; (v) domain names; (vi) all rights in mask works; (vii) all computer software owned by the Subject Companies; (viii) all rights of the Subject Companies under software licenses; and (ix) all copies of software generally available for purchase by the public pursuant to shrink-wrap licenses in the possession or control of the Subject Companies;

“IP Agreements” shall mean (a) licenses of Intellectual Property by any Subject Company to any third-party, (b) licenses of Intellectual Property by any third-party to any Subject Company, (c) agreements between any Subject Company and any third-party relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of the Intellectual Property;

“Law” shall mean any law, statute, ordinance, rule (including common law), regulation, order, writ, judgment, injunction, settlement agreement, guideline, code, decree or other legally enforceable requirement of any Governmental Entity, and includes rules and regulations of any regulatory or self-regulatory authority;

“Leased Real Property” — See Section 3.12(a);

“Lease” and “Leases” — See Section 3.12(a);

“Licensed Intellectual Property” shall mean Intellectual Property licensed to the Seller or any of its Subsidiaries pursuant to the IP Agreements;

“Licenses and Permits” — See Section 3.14;

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other), deed of trust, conditional sale agreement, claim, charge, lease, license, easement, restrictive covenant, limitation, restriction, assessment or defect in title that is not a Permitted Lien;

“Listed Intellectual Property” — See Section 3.13(a);

“Losses” — See Section 7.2(a);

“Material Contracts” — See Section 3.17(a)(xvi);

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, hazardous substances, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, molds, pollutants, contaminants, radioactivity and any other materials, substances or wastes of any kind, regulated pursuant to, or that could give rise to, liability under any Environmental Law;

“Material Adverse Effect” — See Section 3.2(a);

“Multiemployer Plans” — See Section 3.18(a);

“Net Working Capital” — See Section 2.5;

“Non-Compete Person” — See Section 5.10;

“Options” — See Section 3.12(d);

“Original Stock Purchase Agreement” — See Recitals hereto;

“Owned Intellectual Property” shall mean Intellectual Property owned by any Subject Company;

“Owned Real Property” — See Section 3.12(a);

“Panhandle Agreement” shall mean the Operating Agreement, dated as of May 17, 2007 between the State of Ohio, the Ohio Rail Development Commission and the Columbus & Ohio River Rail Road Company;

“Panhandle Line” shall mean the Rail Property as defined in the Panhandle Agreement;

“Pension Plan” — See Section 3.18(c);

“Permitted Liens” shall mean: (i) Liens for Taxes not yet due and payable; (ii) Liens imposed by Law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, it being understood that such Liens do not include Liens arising under any applicable Environmental Law; and (iii) Liens in respect of pledges or deposits under workers’ compensation Laws;

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or Governmental Entity;

“Personal Property” means all furniture, fixtures, Equipment and Machinery and other items of tangible personal property;

“Plans” — See Section 3.18(a);

“Post-Closing Litigation” shall mean any Actions involving the Subject Companies relating to incidents that occur on or after the Closing other than a Tax Claim;

“Post-Signing Returns” — See Section 5.1(b);

“Pre-Closing Tax Period” shall mean any taxable period (or portion of a taxable period) ending on or before the Closing Date;

“Purchase Price” — See Section 2.1(b);

“Rail Facilities” — See Section 3.27;

“Railroad Assets” shall mean all assets, properties and rights (including the Rail Facilities), real and personal, of any of the Subject Companies;

“Real Property” — See Section 3.12(e);

“Regulations” shall mean the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes;

“Release” shall mean disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment;

“Retained Employees” shall mean the employees of the Subject Companies who shall become employees of the Seller or his Affiliates after the Closing whose names are set forth on Section 1.1(c) of the Disclosure Schedule.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and all rules and regulations of the United States Securities and Exchange Commission promulgated thereunder;

“Seller” — See Preamble hereto;

“Seller Indemnitees” — See Section 7.3;

“Severance and Bonus Payments” shall mean each Severance and Bonus Payment to be paid by a Subject Company to an employee, as described on Schedule A attached hereto.

“Specified Persons” — See Section 3.20;

“STB” — See Section 3.4;

“Subject Companies” — See Recitals hereto;

“Subsidiary” shall mean, as to any Person, any Person of which (i) at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (ii) the power to direct or cause the direction of the management and policies of such Person is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or by such Person and any one or more of its respective Subsidiaries;

“Summit View” – See Preamble hereto;

“Tax Claim” — See Section 11.3(a);

“Tax Return” shall mean any report, return, declaration, statement, information return, filing, election, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied in connection with Taxes;

“Taxes” shall mean all United States federal, state, local and foreign taxes, including, without limitation, net income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, profits, license, capital stock, capital gains, franchise, severance, stamp, withholding, Social Security, railroad retirement, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profits, personal property, real property, intangible property, registration, alternative or add-on minimum, estimated and other taxes, customs, duties, governmental fees or like charges of any kind whatsoever, including any interest, penalties, fines, related liabilities or additions thereto; and “Tax” shall mean any one of them;

“Third-Party Claim” — See Section 7.4(a);

ARTICLE 2. PURCHASE AND SALE OF SHARES OF SUMMIT VIEW.

SECTION 2.1 Purchase Price. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Seller set forth below, on the Closing Date:

(a) The Buyer shall purchase from the Seller and the Seller shall sell to the Buyer all of the issued and outstanding shares of Summit View, free and clear of all Liens;

(b) The aggregate purchase price for the shares being sold by the Seller shall be $234,329,473 less Indebtedness as of the Closing, which aggregate amount shall be subject to adjustment after the Closing in the manner set forth in Sections 2.4 and 2.6 below (the “Purchase Price”);

(c) Such purchase and sale shall be effected on the Closing Date by the Seller delivering to the Buyer such assignments and other instruments and documents as shall be effective to vest in the Buyer, on the Closing Date, good and marketable title to the Common Stock of Summit View, subject to no Liens other than such as may be created by or on behalf of the Buyer, in exchange for delivery by the Buyer to the Seller of the Purchase Price less the Indemnification Escrow Amount (the “Closing Payment Amount”). Payment of the Closing Payment Amount shall be made by wire transfer of immediately available funds to such account as the Seller shall designate in writing to the Buyer at least three days prior to the Closing;

(d) (i) a portion of the Purchase Price equal to $17,500,000 (the “Indemnification Escrow Amount”) shall be deposited with a bank (the “Escrow Agent”), pursuant to the terms of the Escrow Agreement among the parties hereto and the Escrow Agent (the “Escrow Agreement”) substantially in the form attached hereto as Schedule B, which will be available until the thirty month anniversary of the Closing Date for the purposes of securing payment of any post closing adjustments to the Purchase Price pursuant to Sections 2.1 and 2.6 and or indemnity obligations pursuant to Section 7.5 (the “Escrow Fund”) and the Seller shall be entitled to, and responsible for the payment of any Taxes imposed on, interest or other income attributable to investments of amounts in the Escrow Fund, and (ii) a portion of the Purchase Price equal to $7,500,000 (the “Holdback Amount”) shall be deposited with the Escrow Agent pursuant to the terms of the Escrow Agreement, which shall be retained by the Escrow Agent and released by the Escrow Agent to the Seller or the Buyer, as the case may be, according to the terms of the Escrow Agreement; and

(e) The Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as the Buyer is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Seller.

SECTION 2.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in Articles 8 and 9 hereof, the closing (the “Closing”) for the consummation of the transactions contemplated by this Agreement shall take place at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022 at 10:00 a.m. on the fifth Business Day following the satisfaction or waiver of the conditions set forth in Articles 8 and 9, or at such other place and time as may be mutually agreed to by the parties hereto (the “Closing Date”).

SECTION 2.3 Post-Closing Determination. (a) Within 60 calendar days after the Closing Date, the Buyer shall deliver to the Seller a statement of the Net Working Capital (the “Closing Working Capital Statement”). During the preparation of the Closing Working Capital Statement by the Buyer and the period of any dispute with respect to the application of this Section 2.3, the Seller shall cooperate with the Buyer to the extent reasonably requested by the Buyer to prepare the Closing Working Capital Statement or to investigate the basis for any dispute. The Closing Working Capital Statement shall be examined by the Seller, and the Seller shall, not later than 30 calendar days after receipt of the Closing Working Capital Statement, render a report thereon (the “Closing Working Capital Report”). During the preparation of the Closing Working Capital Report and the period of any dispute with respect thereto, the Buyer shall provide the Seller with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents) and employees of the Subject Companies. The Closing Working Capital Report shall list those items, if any, from the Closing Working Capital Statement to which the Seller takes exception and explain the Seller’s proposed adjustment. If the Seller fails to deliver to the Buyer a Closing Working Capital Report within 30 calendar days following receipt of the Closing Working Capital Statement, the Seller shall be deemed to have accepted the Closing Working Capital Statement for the purposes of any adjustment to the Purchase Price under Section 2.4 and 2.6. If the Buyer does not give the Seller notice, within 30 calendar days following receipt of the

Closing Working Capital Report, of objections to the Closing Working Capital Report, the Buyer shall be deemed to have accepted the determination of the Net Working Capital as determined by the Seller in the Closing Working Capital Report for the purposes of any adjustment to the Purchase Price under Section 2.4 and 2.6. If the Buyer gives the Seller notice of objections to the Closing Working Capital Report, and if in good faith the Seller and the Buyer are unable, within 15 calendar days after receipt by the Seller of the notice from the Buyer of such objections, to resolve the disputed exceptions, such disputed exceptions will be referred to Deloitte & Touche LLP or another firm of independent certified public accountants (“Independent Accounting Firm”) mutually acceptable to the Seller and the Buyer. The Buyer and the Seller shall cooperate with the Independent Accounting Firm to the extent reasonably requested by the Independent Accounting Firm to prepare a written report. The Independent Accounting Firm shall, within 30 calendar days following its selection, deliver to the Seller and the Buyer a written report determining such disputed exceptions, and its determinations will be conclusive and binding upon the parties hereto for the purposes of any adjustment to the Purchase Price under Section 2.4 and 2.6. The fees and disbursements of the Independent Accounting Firm acting under this Section 2.3 shall be shared equally by the Buyer and the Seller.

(b) The Buyer agrees that following the Closing, it will not take any action, and the Seller agrees that prior to the Closing it will not take any action, with respect to the accounting, books, records, policies and procedures of any Subject Company that would obstruct or prevent the preparation of the Closing Working Capital Statement, the Closing Working Capital Report or the report of the Independent Accounting Firm as provided in this Section 2.3.

SECTION 2.4 Post-Closing Net-Working Capital Adjustment.

(a) If the Net Working Capital is less than $329,473, the Seller shall, within three calendar days following the final determination, pursuant to Section 2.3, of the Net Working Capital, and based upon such final determination, pay to the Buyer an amount equal to such deficiency.

(b) If the Net Working Capital is more than the $329,473, the Buyer shall, within three calendar days following the final determination, pursuant to Section 2.3, of the Net Working Capital, and based upon such final determination, pay to the Seller an amount equal to such excess.

(c) Any payment to the Buyer under this Section 2.4 shall be made by wire transfer of immediately available funds to such account as the Buyer shall designate in writing to the Seller. Any payment to the Seller under this Section 2.4 shall be made in the manner set forth in Section 2.1.

SECTION 2.5 Net Working Capital. For purposes of this Article 2, “Net Working Capital” means the amount equal to the current assets, less the current liabilities (excluding the current portion of long-term debt), of the Subject Companies (on a consolidated basis) each determined (i) as of the close of business on the day immediately preceding the Closing Date, and (ii) in accordance with GAAP in preparing the Subject Companies’ consolidated net working capital as of August 31, 2008 as set forth on Section 2.5 of the

Disclosure Schedule and consistent with the accounting principles, procedures, policies and methods used in preparing the Financial Statements; provided that, for the avoidance of doubt, current liabilities shall include liabilities for Taxes of (i) the Subject Companies, including any Taxes imposed on the Subject Companies with respect to the Excluded Assets or the operations of the Excluded Entities or the transfer of the Excluded Entities or the Excluded Assets to another Subject Company or the Seller, and (ii) the Excluded Entities but only to the extent that the Taxes of an Excluded Entity are required to be reflected on a Tax Return of a Subject Company. For the avoidance of doubt, current liabilities shall not include any amounts owed or owing as Severance and Bonus Payments, which such payments the Seller agrees to make prior to the Closing Date.

SECTION 2.6 [Intentionally Omitted].

SECTION 2.7 Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, (i) any and all payables of the Subject Companies owed to the Seller or any of their Affiliates and (ii) any liability under or relating to any Plan as a result of the execution of this Agreement shareholder approval of this Agreement or the transactions contemplated by this Agreement, including any bonuses listed on Section 3.18(a) of the Disclosure Schedule (collectively, the “Excluded Liabilities”), shall not be liabilities of the Subject Companies at or after the Closing.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SUMMIT VIEW.

The Seller and Summit View hereby jointly and severally represent and warrant to the Buyer, as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specific date, as of such date, subject to such information as is disclosed in the Disclosure Schedule, as follows:

SECTION 3.1 The Seller. (a) Authority of the Seller. The Seller has the requisite authority to enter into this Agreement, to consummate the transactions contemplated hereby and to carry out his obligations hereunder. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of this Agreement by the Buyer, this Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganizations, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally and subject to the limitations imposed by general equitable principals (regardless whether such enforceability is considered in a proceeding at law or in equity. The failure of the spouse of the Seller to be a party or signatory to this Agreement shall not (i) prevent the Seller from performing the Seller’s obligations and consummating the transactions contemplated hereunder or (ii) prevent this Agreement from constituting the legal, valid and binding obligation of the Seller in accordance with its terms.

(b) Ownership of Shares. The Seller owns of record all issued and outstanding shares of Summit View, beneficially and with good and valid title, free and clear of all Liens. Other than the shares of Summit View, the Seller owns no interest in the Subject

Companies. Upon consummation of the Closing, the Buyer will own good and valid title to all the interests in the Subject Companies. Other than this Agreement, the Seller is not bound by any Contract restricting its right to transfer the shares of Summit View.

SECTION 3.2 Corporate Organization, Authority and Qualification of the Subject Companies. (a) Each of the Subject Companies is a corporation, duly organized, validly existing and in good standing under the Laws of the state of Ohio and has all requisite power and authority to own, operate or lease the assets or properties now owned or leased by it, and to conduct its business as now conducted, and is duly licensed or qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the character of the properties and assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary or desirable, except that the failure to be so licensed or qualified and in good standing would not, individually or in the aggregate, either (i) have or reasonably be expected to have a material adverse effect on the business, operations, assets or condition (financial or otherwise), results of operations or prospects of the Subject Companies taken as a whole, or (ii) materially impair the ability of the Seller or Summit View to perform any of their obligations under, and to consummate the transactions contemplated by, this Agreement or any other related agreements (either of such effects, a “Material Adverse Effect”). All corporate actions taken by the Subject Companies have been duly authorized, and none of the Subject Companies have taken any action that in any respect conflicts with, constitutes a default under, or results in a violation of, any provision of its Certificate of Incorporation and By-Laws (or similar organizational documents).

(b) Section 3.2(b) of the Disclosure Schedule sets forth a true and complete list of the Subject Companies, listing for each Subject Company its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests. Copies of the Certificate of Incorporation and By-laws, and certificates of formation (or comparable organizational documents, as applicable) of the Subject Companies, with all amendments thereto to the date hereof, have been furnished to the Buyer or its representatives, and such copies are accurate and complete.

(c) Other than the Acquired Entities and the Excluded Entities, there are no other corporations, partnerships, joint ventures, associations or other entities in which Summit View owns, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire the same, except as set forth in Section 3.2(c) of the Disclosure Schedule. Other than the Acquired Entities and the Excluded Entities and except as set forth in Section 3.2(c) of the Disclosure Schedule, neither Summit View nor any Acquired Entity is a member of (nor is any part of the Business conducted through) any partnership nor is Summit View or any Acquired Entity a participant in any joint venture or similar arrangement.

SECTION 3.3 No Conflict or Violation; Authority and Validity. (a) The execution, delivery and performance by the Seller and Summit View of this Agreement and the transactions contemplated hereby do not and will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws (or comparable organizational documents, as applicable) of any of the Subject Companies, (ii) violate any order, judgment or decree of any

Governmental Entity applicable to any of the Subject Companies or any of their respective Railroad Assets or businesses, or (iii) except as set forth on Section 3.3(a) of the Disclosure Schedule, violate, conflict with or result in a breach of or constitute (with or without due notice or lapse of time or both) a default, require consent under, or give to others any rights of termination, amendment, suspension, revocation or cancellation of, or result in the creation or imposition of any Lien upon any of the Railroad Assets, properties or rights of any of the Subject Companies under any Contract to which any of the Subject Companies is a party or by which any of them are bound or to which any of their respective Railroad Assets is subject, or result in the acceleration of any Indebtedness created thereunder or give rise to a right thereunder to require any payment to be made by any of the Subject Companies.

(b) There is no pending Action or, to the knowledge of the Seller (after having conducted reasonable inquiry), threatened Action before any Governmental Entity by or against the Seller or any Subject Company relating to (i) the Seller’s ownership of the shares of Summit View, (ii) the Subject Companies or (iii) any actual or potential bankruptcy or insolvency of the Seller or any Subject Company.

SECTION 3.4 Consents and Approvals. Except as set forth on Section 3.4 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Seller or the consummation of the transactions contemplated hereby by the Seller do not and will not require any consent, waiver, approval, license, authorization or permit of, or order of, action by, filing with or notification to, any Governmental Entity or Person, except for any consents or waivers required to be obtained from the Surface Transportation Board (the “STB”).

SECTION 3.5 Capital Stock and Related Matters. (a) The authorized capital stock of Summit View consists of 750 shares of common stock, having no par value per share, of which 100 shares are issued and outstanding. Summit View has no shares of common stock that are held as treasury stock. Summit View has no Subsidiaries other than the Acquired Entities and Excluded Entities;

(b) Section 3.5(b) of the Disclosure Schedule sets forth, for each Acquired Entity, (i) the authorized, issued and outstanding capital stock of each Acquired Entity, (ii) the names of the owners of the capital stock and (iii) the amount of capital stock held by each owner of capital stock; and

(c) All of the issued and outstanding capital stock of each Subject Company is owned, beneficially and of record, by the Seller or a Subject Company, free and clear of any Liens other than such as may be created by or on behalf of the Buyer, and has been duly authorized and validly issued and is fully paid, nonassessable and was not issued in violation of any preemptive rights, rights of first refusal or any similar rights. There are no outstanding obligations, warrants, options or other rights to subscribe for or purchase from any Subject Company, or other contracts or commitments providing for the issuance of or granting any Person the right to acquire shares of any class of capital stock of any Subject Company, or any securities or other instruments convertible into or exchangeable or exercisable for shares of any class of capital stock of any Subject Company, and no Subject Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of its capital stock. There are no proxies, voting agreements, stockholder agreements or other agreements with respect to the voting or transfer of any shares of capital stock of any of the Subject Companies. At Closing, the Buyer shall have good and valid title to all of the capital stock of each Subject Company, free and clear of any Liens, and the Subject Companies shall have good and valid title to all of the capital stock, membership interests and partnership interests of their respective Subsidiaries, free and clear of any Liens, other than such as may be created by or on behalf of the Buyer.

SECTION 3.6 Indebtedness. Except as set forth on Section 3.6 of the Disclosure Schedule, none of the Subject Companies has any Indebtedness.

SECTION 3.7 Financial Statements. The Seller has heretofore furnished to the Buyer copies of (a) the Balance Sheet, together with the related unaudited consolidated statements of income, capital and retained earnings and cash flows for the period ended August 31, 2008 and (b) the audited consolidated balance sheets, together with the related statements of income, capital and cash flows for the years ended December 31, 2005, December 31, 2006 and December 31, 2007 of Summit View and its Subsidiaries, together with the report thereon of GBQ Partners LLC (all the financial statements referred to in clauses (a) and (b) being hereinafter collectively referred to as the “Financial Statements”). Except as set forth on Section 3.7 of the Disclosure Schedule, the Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except that the unaudited interim Financial Statements do not include footnotes) and (ii) present fairly the financial position, results of operations and changes in the financial position of the Subject Companies as of such dates and for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to normal year-end audit adjustments consistent with prior periods). The Subject Companies have designed and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that would reasonably be expected to have a material adverse effect upon such Subject Company’s ability to record, process, summarize and report financial information.

SECTION 3.8 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions.

(a) Except as set forth on Section 3.8(a) of the Disclosure Schedule, since December 31, 2007, the Subject Companies have not suffered any effects, changes, events or developments which have had or would reasonably be expected to have a Material Adverse Effect;

(b) Since December 31, 2007, the Subject Companies have (and, in the case of Section 3.8(b)(xx), the Excluded Entities) operated and conducted their respective businesses in the ordinary course of business consistent with past practice and, except as set forth on Section 3.8(b) of the Disclosure Schedule, have not:

(i) incurred any obligation, liability (whether absolute, accrued, contingent or otherwise) or Indebtedness in excess of $250,000 in the aggregate or involving in any case annual expenditures in excess of $100,000;

(ii) made any loan to, or guaranteed any Indebtedness of, or otherwise incurred any Indebtedness on behalf of, any Person;

(iii) written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any inventories or receivables or revalued any of the Railroad Assets or rights other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

(iv) amended, terminated, cancelled or compromised any material claims of the Seller (to the extent related to the Business) or any Subject Company or waived any other rights of substantial value to the Seller (to the extent related to the Business) or any Subject Company;

(v) sold transferred, leased, subleased, licensed or otherwise disposed of any Railroad Assets, real, personal or mixed (including leasehold interests and intangible property), other than the sale of assets in the ordinary course of business consistent with past practice and not in excess of $250,000;

(vi) failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided;

(vii) mortgaged, pledged or subjected to any Lien any of their respective Railroad Assets or rights;

(viii) sold or transferred any of their respective assets or cancelled any debts or claims or waived any rights;

(ix) disposed of any Intellectual Property;

(x) (A) allowed any Permit or Environmental Permit that was issued to or relates to the Subject Company or otherwise relates to the Business to lapse or terminate or (B) failed to renew any insurance policy, Permit or Environmental Permit that is scheduled to terminate or expire within 45 calendar days of the Closing;

(xi) entered into any transaction material to their respective businesses or amended, modified or consented to the termination of any material Contract or any Subject Company’s rights thereunder;

(xii) amended or restated the Certificate of Incorporation or By-Laws (or other organizational documents) of any Subject Company;

(xiii) granted any increase, or announced any increase, in the compensation or benefits of, or loaned or advanced any money or other property to, their respective present or former directors, officers or employees, including any increase or change pursuant to any Plan, or established or increased or promised to increase any benefits under any Plan, in either case except as required by Law or any collective bargaining agreement;

(xiv) entered into any employment or severance agreement, arrangement or transaction with any of their respective present or former directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

(xv) incurred any obligation or liability for the payment of severance benefits;

(xvi) declared, paid or set aside for payment any dividend or other distribution in respect of shares of their respective capital stock or other securities (whether in cash, securities or other property) to the holders of capital stock of any Subject Company or otherwise, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of their respective capital stock or other securities, or agreed to do so;

(xvii) terminated, discontinued, closed or disposed of any facility or other business operation or laid off any employees (other than layoffs of less than 50 employees in any six-month period in the ordinary course of business consistent with past practice) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)(4) of the Regulations or announced or planned any such action or program for the future;

(xviii) established, adopted, entered into, amended or terminated any Plans, except to the extent that any such amendments are required by Law, are necessary to preserve the tax-qualified status of any Plan or do not result in an increase in benefits for their respective present or former directors, officers or employees;

(xix) granted, amended, modified, extended or terminated any operating agreement, trackage rights agreement, haulage agreement, power-run-through agreement, switching agreement, marketing agreement, joint facilities agreement or other agreement with carriers materially affecting the operations on, or marketing of traffic to, from or over, the Rail Facilities;

(xx) changed any financial or accounting policy or practice, made, changed or revoked any Tax election or method of Tax accounting, filed any amended Tax Return, agreed to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, surrendered any right to claim a Tax refund, entered into any closing agreement with respect to Taxes or settled or compromised any Tax liability;

(xxi) made any purchase, or issued any sales orders or otherwise agreed to make purchases involving exchanges in excess of $250,000, or additions to property, plant or equipment used in its operations other than ordinary repairs and maintenance;

(xxii) failed to maintain each Subject Company’s plant, property and equipment in good repair and operating condition, ordinary wear and tear excepted;

(xxiii) suffered any casualty loss or damage with respect to any of the assets or properties which in the aggregate have a replacement cost of more than $250,000, whether or not such loss or damage shall have been covered by insurance;

(xxiv) granted any equity or equity-based awards; or

(xxv) entered into any agreement to take any action prohibited by clauses (i) through (xxv) or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.8).

SECTION 3.9 Tax Matters. Except as set forth on Section 3.9 of the Disclosure Schedule, (i) all Tax Returns required by applicable Law to be filed by or with respect to a Subject Company or an Excluded Entity have been or will be timely filed, and the Subject Companies and the Excluded Entities have or will have timely paid all Taxes due and payable, whether or not shown as due on such Tax Returns; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to a Subject Company or an Excluded Entity for any taxable period; (iv) there is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Seller, threatened or contemplated, against, or with respect to, any Subject Company or an Excluded Entity in respect of any Tax or assessment, or with respect to any Tax Return, nor is there any claim for additional Tax or assessment asserted by any Tax authority; (v) any liability of the Subject Companies and the Excluded Entities for Taxes that are not yet due and payable with respect to any Pre-Closing Tax Period have been provided for on the latest balance sheet included in the Financial Statements; (vi) none of the assets, properties or rights of the Subject Companies are “tax-exempt use property” within the meaning of Section 168(h) of the Code; (vii) none of the assets, properties or rights of the Subject Companies include any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954; (viii) there is no Lien affecting any of the assets, properties or rights of the Subject Companies that arose in connection with any failure or alleged failure to pay any Tax other than Permitted Liens; (ix) the Seller is not a “foreign person” within the meaning of Section 1445 of the Code; (x) none of the Subject Companies nor any of the Excluded Entities (A) has been a member of an affiliated group filing a consolidated, combined or unitary federal, state, local or foreign income Tax Return (other than a group the common parent of which is Summit View) or (B) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by contract or otherwise; (xi) all Taxes required to be withheld, collected or deposited by or with respect to the Subject Companies or Excluded Entities have been or will be timely withheld, collected or deposited, as the case may be, and, to the extent required, have been or will be paid to the relevant Tax authority; (xii) none of the Subject Companies is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnification agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person; (xiii) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to any of the Subject Companies, (xiv) none of the Subject Companies has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable, (xv) none of the Subject Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Effective Time, (B) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (C) installment sale or open transaction disposition made on or prior to the Effective Time or (D) prepaid amount received on or prior to the Closing Date; (xvi) none of the Subject Companies or Excluded Entities has engaged in any transaction that has given rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the Treasury regulations promulgated thereunder (or any similar provision of state, local or foreign Law); (xvii) no written notice of a claim of pending investigation has been received from any state, local or foreign jurisdiction with which a Subject Company or Excluded Entity currently does not file Tax Returns, alleging that the Subject Company or Excluded Entity has a duty to file Tax Returns and pay Taxes or is otherwise subject to the taxing authority of such jurisdiction; (xviii) the Seller has provided correct and complete copies of (A) all material Tax Returns filed by the Subject Companies for Tax years ending in 2005 and thereafter and (B) all material ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements and similar documents sent to or received by a Subject Company relating to Taxes; and (xix) since its inception, Phoenix Logistics, Ltd. has been treated as an entity that is disregarded as separate from its owner for U.S. federal income tax purposes (and, to the extent applicable, state and local income tax purposes).

SECTION 3.10 Absence of Undisclosed Liabilities. Except as and to the extent set forth in the Balance Sheet or on Section 3.10 of the Disclosure Schedule, none of the Subject Companies has any Indebtedness or liabilities, except for liabilities as shall have been incurred or accrued in the ordinary course of business since March 31, 2008 and which, in the aggregate, are not material to the Subject Companies. Except as set forth on the Balance Sheet, none of the Subject Companies is directly or indirectly liable upon or with respect to (by discount, repurchase agreement or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any Indebtedness of any Person.

SECTION 3.11 Owned Real Property.

(a) Section 3.11(a) of the Disclosure Schedule sets forth a list, which is complete and accurate, of the real property (including the fee title holder and a general description of the uses for such real property) owned by the Subject Companies (the “Owned Real Property”). One of the Subject Companies has good and marketable title to the Owned Real Property and, except for Permitted Liens, the Owned Real Property is free and clear of any Liens.

(b) None of the Seller or any Subject Company has knowledge of or received any written notice of, any pending or contemplated rezoning, eminent domain or condemnation proceeding affecting the Owned Real Property.

(c) One of the Subject Companies is in peaceful and undisturbed possession of each parcel of Real Property, and neither the Seller nor any Subject Company has received written notice of any uncured violation of any contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used. The Owned Real Property and the buildings are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the railroad industry in the United States. Except as set forth on Section 3.11(c) of the Disclosure Schedule, none of the Subject Companies have leased any parcel or any portion of any parcel of Owned Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement to which any of the Subject Companies is a party, nor have any of the Subject Companies assigned their interest under any lease listed on Section 3.11(a) of the Disclosure Schedule to any third-party.

(d) Except as set forth on Section 3.11(d) of the Disclosure Schedule, neither the Seller nor any of the Subject Companies have received written notice that any of the improvements on the Real Property or any of the current uses and conditions thereof violate any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances.

(e) To the knowledge of the Seller, all improvements on any Real Property are wholly within the lot or boundary limits of such Real Property and do not encroach on any adjoining premises and there are no encroachments on any Real Property or any easement or property right or benefit appurtenant thereto by any improvements located on any adjoining premises.

SECTION 3.12 Leased Real Properties; Sufficiency.

(a) Section 3.12(a) of the Disclosure Schedule sets forth a list of all leases, subleases, licenses and occupancy agreements, together with all amendments and supplements thereto (including the name of the lessor and lessee), with respect to all real properties in which any of the Subject Companies has a leasehold interest, whether as lessor or lessee (each, a “Lease” and collectively, the “Leases”; the property covered by Leases under which the Subject Company is a lessee is referred to herein as the “Leased Real Property”).

(b) Each Lease is in full force and effect and no Lease has been modified or amended except pursuant to an amendment referred to on Section 3.12(a) of the Disclosure Schedule. None of the Subject Companies nor, to the knowledge of the Seller, any other party to a Lease has given to the other party written notice of, or has made a claim with respect to, any breach or default. None of the Subject Companies is in default under any Lease and, to the knowledge of the Seller, no other party to a Lease is in default. There are no events which with the passage of time or the giving of notice or both would constitute a default by any of the Subject Companies or, to the knowledge of the Seller, by any other party to such Lease.

(c) The rental amount set forth in each lease of the Leased Real Property is the actual rental amount being paid, and except for lease amendments or rent side letters which have been provided to the Buyer, there are no separate agreements or understandings with respect to the same.

(d) Neither the Seller nor the Subject Companies have waived, or taken any action or failed to take any action which would nullify or void the full right to exercise, any unexpired option, right of first offer or right of first refusal contained in any such lease or sublease, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, “Options”) contained in the leases pertaining to the Leased Real Property on the terms and conditions contained therein.

(e) The Owned Real Property and the Leased Real Property taken together represent all of the real property used in the Business (the “Real Property”).

SECTION 3.13 Intellectual Property. (a) Section 3.13(a) of the Disclosure Schedule sets forth a complete and correct list of the Intellectual Property (the “Listed Intellectual Property”) filed by, used or issued or registered to any of the Subject Companies in connection with their businesses. Each Subject Company owns or has a valid and enforceable license or otherwise has the right to use all Intellectual Property used in the Business as currently conducted and, to the knowledge of the Seller, such use does not violate or conflict with the rights of any third party. Except as set forth on Section 3.13(a) of the Disclosure Schedule, to the knowledge of the Seller, all Listed Intellectual Property is owned by one of the Subject Companies, free and clear of all Liens. There has not been communicated to the Seller the threat of any claim that the holder of such Listed Intellectual Property is in violation or infringement of any Intellectual Property right of any third-party, or challenging any of the Subject Companies’ ownership or use of, or the validity or enforceability of, any of the Listed Intellectual Property.

(b) Section 3.13(b) of the Disclosure Schedule sets forth a complete list of all material licenses, sublicenses and other agreements in which any of the Subject Companies or any sublicensee of any of the Subject Companies has granted to any Person the right to use the Listed Intellectual Property. Except as set forth on Section 3.13(b) of the Disclosure Schedule, none of the Subject Companies is under any obligation to pay royalties or other payments in connection with any material license, sublicense or other agreement, nor is any Subject Company restricted from assigning its rights under any sublicense or agreement respecting the Listed Intellectual Property, nor will any of the Subject Companies otherwise be, as a result of the Seller’s execution and delivery of this Agreement, in breach of any material license, sublicense or other agreement relating to the Listed Intellectual Property.

SECTION 3.14 Licenses and Permits. The Subject Companies hold all licenses, permits, variances, certifications, exemptions, franchises, authorizations and approvals (the “Licenses and Permits”) of all Governmental Entities necessary to own, lease or operate their respective properties and to permit the continued lawful conduct of their businesses in the manner now conducted. The operations of the Subject Companies are being conducted in a manner that complies with the terms or conditions of the Licenses and Permits. The consummation of the transactions contemplated by this Agreement will not result in the cancellation, modification, termination or suspension of any License or Permit.

SECTION 3.15 Compliance with Law. The Seller (to the extent related to the Business) and each of the Subject Companies have complied with and are in compliance in all material respects with all Laws and are not in violation of any applicable Governmental Order, writ, or any statute, ordinance, rule or regulation of any Governmental Entity and the Seller and the Subject Companies have each conducted and continue to conduct the Business in accordance in all material respects with all Laws and Governmental Orders applicable to the Seller or any Subject Company or any of their properties or assets, including the Railroad Assets, or the Business

SECTION 3.16 Litigation. Except as set forth on Section 3.16 of the Disclosure Schedule (which, with respect to each Action set forth therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of charges or other relief sought and, if applicable, paid or granted), there are no Actions pending or, to the knowledge of the Seller, threatened, before any Governmental Entity or before any arbitrator of any nature, brought by or against the Seller (to the extent related to the Business) or any Subject Company, the assets, properties or rights of the Subject Companies or the transactions contemplated by this Agreement. Section 3.16 of the Disclosure Schedule sets forth a brief description of each Governmental Order applicable to the Seller (to the extent related to the Business) and any Subject Company or any of their properties or assets, including the Railroad Assets, or the Business, and no such Governmental Order has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Transaction Services Agreement or the consummation of the transactions contemplated hereby or thereby. Section 3.16 of the Disclosure Schedule contains, among others, (i) a complete and correct list of all FELA Claims involving the Subject Companies made prior to the date hereof and not discharged prior to the date hereof and (ii) a complete and correct list of all FRA reportable incidents involving the Subject Companies and any collisions involving third-parties that occurred between January 1, 2003 and the date hereof.

SECTION 3.17 Contracts.

(a) Section 3.17 of the Disclosure Schedule and Schedule A hereof sets forth a complete and correct list of all Contracts to which the Seller (to the extent related to the Business) or any of the Subject Companies is a party or by which its assets or properties are bound (as in effect on the date hereof):

(i) (A) involving annual payments to or by the Subject Companies in excess of $100,000, (B) that is likely to involve payment or consideration of more than $100,000 in the aggregate over the remaining term of such Contract or (C) that cannot be cancelled by the Seller or such Subject Company without penalty or further payment and without more than 30 days’ notice;

(ii) relating to the employment of any Person or consulting or similar advisory or service arrangements;

(iii) that relate to broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing and advertising contracts;

(iv) that are management contracts with independent contractors or consultants (or similar arrangements) and which cannot be cancelled by the Seller or such Subject Company without penalty or further payment and without more than 30 days’ notice;

(v) that are with any Governmental Entity;

(vi) that are collective bargaining agreements or other agreements with any labor union;

(vii) that are affiliate Contracts with any Subject Company on the one hand, and the Seller, the Excluded Entities or any Affiliate of the Seller (other than the Subject Companies) on the other hand;

(viii) evidencing Indebtedness;

(ix) that are mortgages, pledges, security agreements or that grant a Lien;

(x) that represent a power of attorney;

(xi) that contain a covenant not to compete or a “most favored nation” provision;

(xii) that are Equipment and Machinery Leases;

(xiii) that relate to the maintenance of any railroad property;

(xiv) that relate to railroad tariffs;

(xv) that provide for benefits under any Plan; or

(xvi) that are otherwise material in any respect to the Seller (to the extent related to the Business) or the Subject Companies, including without limitation operating, trackage rights, haulage, power-run-through, switching, interchange, marketing and/or joint facility agreements, whether or not made in the ordinary course of business, or the absence of which would have a Material Adverse Effect (the “Material Contracts”).

(b) Each Material Contract (i) is valid and binding upon the Seller and the Subject Companies, as applicable, and, to the knowledge of the Sellers, the other parties thereto in accordance with its terms, is in full force and effect, and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.4 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or adverse consequence. None of the Seller or the Subject Companies is in default or delinquent in performance, status or any other respect (claimed or actual) in connection with any Contract to which it is a party. To the knowledge of the Seller, no other party to any Contract is in default in respect thereof and none of the Seller or any Subject Company has received any notice of termination, cancellation, breach or default under any

Material Contract. The Seller and the Subject Companies have made available to the Buyer true and complete copies of all Material Contracts.

(c) The parties to the Panhandle Agreement have performed their obligations thereunder and are not in default in respect thereof.

SECTION 3.18 Employee Plans. To the knowledge of the Seller:

(a) Section 3.18(a) of the Disclosure Schedule sets forth a true and complete list of all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all other employee benefit arrangements, programs, policies or practices, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, including those with respect to, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA (“Multiemployer Plans”), severance pay, sick leave, vacation pay, salary continuation for disability, retirement, deferred compensation, bonus, incentive, stock purchase, stock option, hospitalization, medical and dental insurance, cafeteria, life insurance, tuition reimbursement, scholarship, employment, change-in-control, fringe benefit, employee loan, or collective bargaining under which any employee, director or consultant or former employee, director or consultant of any of the Subject Companies has any present or future right to benefits and which is sponsored or maintained by the Seller or the Subject Companies or under which the Subject Companies has had or has any present or future liability (collectively referred to herein as the “Plans”). True, correct, current and complete copies of the following documents relating to the Plans, to the extent applicable, have been delivered or made available to the Buyer: (i) the plan document and its related trust document or other funding instrument, including any amendments thereto; (ii) any summary plan description and other written communications (or a description of any oral communications) by the Subject Companies to their employees or former employees concerning the extent of benefits provided under a Plan; (iii) the most recent determination letter, if applicable; and (iv) for the three most recent years, (A) the Form 5500 and Annual Return/Report of Employee Benefit Plan, including all related schedules, filed with respect to each Plan, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information relating to the Plans.

(b) None of the Plans are Multiemployer Plans, and none of the Subject Companies or any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with any of the Subject Companies under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) has incurred any liability or been obligated to contribute to a Multiemployer Plan.

(c) None of the Plans is a “single-employer plan”, as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA (“Pension Plan”).

(d) With respect to each Plan that is intended to qualify under Code Section 401(a) and is so qualified, each such Plan, and its related trust: (i) has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations; (ii) has received a favorable determination letter from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and no facts or set of circumstances exist that could reasonably be expected to cause such Plan and related trust not to qualify or be so exempt from tax, or to lose such qualification or exemption from tax; (iii) is not subject to any present intention to be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Plan at any time within the twelve months immediately following the date hereof; (iv) is not a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of The Sarbanes-Oxley Act of 2002); and (v) none of the Subject Companies has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of any of the Subject Companies, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(e) All contributions (including all employer contributions and employee contributions) required to have been made under the Plans (other than contributions required to have been made to any Multiemployer Plan by any Person other than the Subject Companies or any of their employees) or by Law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all such contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued by the Closing Date. No event has occurred and no condition exists with respect to the Plans or any “employee benefit plan” as defined in Section 3(3) of ERISA that would subject the Subject Companies, either directly or by reason of their affiliation with any ERISA Affiliate, to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations.

(f) There has been no violation of ERISA or the Code with respect to the filing of applicable documents, notices or reports (including, but not limited to, annual reports filed on Form 5500) regarding the Plans with the Department of Labor or the Internal Revenue Service, or the furnishing of such required documents to the participants or beneficiaries of the Plans. For each Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof.

(g) There are no (i) pending material Actions which have been asserted, instituted or threatened, against the Plans, the assets of any of the trusts under the Plans or the sponsor or the administrator of the Plans or against any fiduciary of the Plans with respect to the operation of the Plans (other than routine benefit claims) or (ii) facts or circumstances that exist that could give rise to any such Actions.

(h) The Plans have been established and administered in all respects in accordance with their express terms, and in compliance with all provisions of ERISA and the Code and other applicable federal and state Laws and regulations, and no “party in interest” or “disqualified person” with respect to the Plans has engaged in a non-exempt “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, or taken any actions, or failed to take any actions, which could reasonably result in any material liability to any of the Subject Companies under ERISA or the Code.

(i) None of the Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA and the regulations thereunder (“COBRA”) (or any applicable state Law) or at the expense of the participant or the participant’s beneficiary.

(j) No Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could result in: (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) acceleration of the time of payment or vesting or any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans, (iii) limiting or restricting the right of the Subject Companies to merge, amend or terminate any of the Plans, (iv) causing the Subject Companies to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (v) payments under any of the Plans which would not be deductible under Section 280G of the Code.

(k) No Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

SECTION 3.19 Insurance. Prior to the date hereof, the Seller has furnished to the Buyer a true, complete and accurate original or certified copy of each policy or other certificate of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring the Subject Companies and their respective Railroad Assets and operations (the “Existing Policies”). All such policies (i) are in full force and effect, (ii) provide coverage for all risks incident to the business of the Subject Companies and their respective Railroad Assets and are in character and amount similar to that carried by Persons in similar businesses and subject to the same perils and hazards, (iii) have no outstanding premiums due thereunder that have not been paid and (iv) will continue to provide coverage to the Subject Companies after the Closing Date for any claims arising out of occurrences that took place prior to the Closing Date. None of the Subject Companies has received notice of cancellation of any such insurance. Each Subject Company is an additional named insured under the Existing Policies. Except as set forth on Section 3.19 of the Disclosure Schedule, there is no claim by any of the Subject Companies pending under any of such policies. There has been no claim by any of the Subject Companies under any of such policies as to which coverage has been denied by the underwriters of such policies.

SECTION 3.20 Transactions with Directors, Officers and Affiliates. Except as set forth on Section 3.20 of the Disclosure Schedule, none of the Subject Companies is a party to any Contract, agreement or arrangement with the Seller or any of the directors, executive officers or stockholders of any of the Subject Companies or any Affiliate or family member of any of the foregoing Persons (“Specified Persons”) under which it: (a) leases any real or personal property (either to or from such Person); (b) licenses technology (either to or from such Person); (c) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person; (d) purchases products or services from such Person; (e) pays or receives commissions, rebates or other payments; or (f) provides or receives any other material benefit.

SECTION 3.21 Labor Matters.

(a) Except as set forth on Section 3.21(a) of the Disclosure Schedule: (i) no Subject Company is a party to any outstanding employment agreements or contracts with officers or employees of any Subject Company that are not terminable at will; (ii) no Subject Company is a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, nonexempt or hourly employees of any Subject Company (other than as required by Law); and (iii) no Subject Company is a party to any collective bargaining agreement or other labor union contract applicable to employees of any Subject Company nor do the Seller or the Subject Companies know of any activities or proceedings of any labor union to organize any such employees.

(b) Except as set forth on Section 3.21(b) of the Disclosure Schedule: (i) to the knowledge of the Seller, the Subject Companies are in compliance in all material respects with all applicable Laws relating to employment and employment practices, wages, hours and terms and conditions of employment; (ii) there are no open notices pending under Section 6 of the Railway Labor Act; (iii) there are no disputes under existing collective bargaining agreements pending before a tribunal established pursuant to Section 3 of the Railway Labor Act or under labor protection conditions imposed by the Interstate Commerce Commission or the STB; (iv) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the knowledge of the Seller, threatened against or affecting any Subject Company; and (v) there is no representation dispute pending or, to the knowledge of the Seller, threatened before the National Mediation Board and no question concerning representation exists relating to the employees of any Subject Company.

SECTION 3.22 Environmental Matters.

(a) Except as set forth on Section 3.22(a) of the Disclosure Schedule:

(i) each of the Subject Companies is in compliance in all material respects with all applicable Environmental Laws and has not violated in any material respect any such Laws, and possesses and complies in all material respects with all Environmental Permits required under such Laws to operate as it has operated and currently operates, and has not violated in any material respect any such Environmental Permits;

(ii) none of the Subject Companies is aware of any past, present, or reasonably anticipated future events, circumstances, practices, plans, or legal requirements that could reasonably be expected to prevent any of the Subject Companies from (or materially increase the burden on any of the Subject Companies of) complying with applicable Environmental Laws or obtaining, renewing or complying with all Environmental Permits required under such Laws;

(iii) there are and have been no Releases of Materials of Environmental Concern, or any other conditions created by any Subject Company or at any Owned Real Property, Leased Real Property, Rail Facilities, Equipment and Machinery or any other property currently, or during the period of its ownership, lease, operation or use thereof formerly, owned, leased, operated, or otherwise used by any of the Subject Companies, or at any other location

(including without limitation any location used for the storage, disposal, recycling or other handling of any Materials of Environmental Concern), that require any investigation, cleanup, removal, remediation or remedial responses or corrective actions pursuant to Environmental Law, or that have or could reasonably be expected to give rise to material liability of any of the Subject Companies under any Environmental Law, or that have resulted or could reasonably be expected to result in material costs to any of the Subject Companies arising out of any Environmental Law;

(iv) (A) none of the Subject Companies has received any Environmental Claim that has not been fully and finally resolved without any pending, ongoing or future costs, obligations or liabilities; and (B) none of the Subject Companies is aware, after reasonable inquiry, of (I) any pending or threatened Environmental Claim, or of any circumstances, conditions or events that could reasonably be expected to result in an Environmental Claim, against any of the Subject Companies, or (II) any pending or threatened claim against any Person other than any of the Subject Companies that could reasonably be expected to have a Material Adverse Effect;

(v) none of the Subject Companies has entered into any consent decree or other agreement with any Governmental Entity under any Environmental Law, and none of the Subject Companies is subject to any judgment, decree, order or similar requirement relating to compliance with any Environmental Law or to Materials of Environmental Concern;

(vi) without limiting the generality of any of the foregoing, to the knowledge of the Seller, no property owned, leased, operated or otherwise used by any of the Subject Companies (including the Owned Real Property and Leased Real Property) as of the date hereof: (A) is or has been used for the disposal of Materials of Environmental Concern in a manner that would require an Environmental Permit (under Environmental Law applicable as of the date hereof); (B) contains or has contained any underground storage tank; (C) contains asbestos or asbestos-containing building materials, at levels subject to regulation under any applicable Environmental Laws; (D) contains any polychlorinated biphenyls, in equipment or otherwise, at levels subject to regulation under any applicable Environmental Laws; or (E) contains mold of the type and in quantities that could reasonably be expected to be harmful to human health or safety; and

(vii) to the knowledge of the Seller: (A) none of the Subject Companies has assumed or retained, by contract or operation of Law, any obligation under any Environmental Law or concerning any Materials of Environmental Concern that could reasonably be expected to be material to any of the Subject Companies and (B) each of the foregoing representations and warranties also applies to any Person for which any of the Subject Companies has assumed or retained responsibility, whether by contract, operation of Law, or otherwise.

(b) The Seller has provided to the Buyer or its representatives true and complete copies of all Environmental Reports that are in the possession or control of the Subject Companies, each of which is identified in Section 3.22(b) of the Disclosure Schedule.

SECTION 3.23 Railroad Assets. (a) One or more of the Subject Companies owns, leases or has the legal right to use all the Railroad Assets, including the Owned Intellectual Property, the Licensed Intellectual Property, the IP Agreements, the Real Property and the tangible personal property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by any Subject Company, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Seller (as such relate to the Business) or any Subject Company or in, or relating to, the conduct of the Business, all of which properties, assets and rights constitute Railroad Assets except for the Excluded Entities and their accompanying assets, properties and liabilities. Each of the Seller or the Subject Companies, as the case may be, has good and marketable title to, or, in the case of leased Railroad Assets, valid and subsisting leasehold interests in, all the Railroad Assets, free and clear of all Liens other than the Permitted Liens as set forth in Section 3.23 of the Disclosure Schedule.

(b) The Railroad Assets, including the Owned Intellectual Property, the Licensed Intellectual Property, the IP Agreements, the Real Property and the tangible personal property, constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business. At all times since December 31, 2006, the Seller has caused the Railroad Assets, including the Owned Intellectual Property, the Licensed Intellectual Property, the IP Agreements, the Real Property and the tangible personal property, to be maintained in accordance with good business practice, and all the Railroad Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended to be used.

(c) The Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Railroad Assets to the Buyer without penalty or other adverse consequences. Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, the Buyer will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of the Seller in the Railroad Assets, free and clear of any Liens, other than Permitted Liens, and without incurring any penalty or other adverse consequence, including any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

SECTION 3.24 Relations with Principal Customers. Section 3.24 of the Disclosure Schedule lists for the fiscal year ended December 31, 2007, by dollar volume received (by revenue), the top 20 customers of the Subject Companies and other material customers. To the knowledge of the Seller, no customer listed on Section 3.24 of the Disclosure Schedule has cancelled or otherwise terminated or substantially reduced the relationship, or updated the forecasts, of such customer with the Subject Companies or threatened to do any of the foregoing.

SECTION 3.25 Assets of Excluded Entities. Section 3.25 of the Disclosure Schedule sets forth a list of all assets, properties, and rights, real and personal, of each of the Excluded Entities.

SECTION 3.26 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Subject Companies.

SECTION 3.27 Rail Facilities and Related Contracts. Except as set forth in Section 3.27(b) of the Disclosure Schedule, the Subject Companies hold valid and sufficient indefeasible property interests and indefeasible operating rights in and to the rail line depicted on the maps referenced in Section 3.27(a) of the Disclosure Schedule, and to the adjacent yards, spur tracks and other rail facility appurtenances thereto (collectively, the “Rail Facilities”) to permit the Subject Companies to conduct rail freight operations on and over the Rail Facilities as such operations are conducted by the Subject Companies on the date of this Agreement. The individual parcels of land that constitute the Rail Facilities of each line are contiguous to each other, with no gaps or strips, from one end point of each line to the other end point of each such line. Furthermore, the Railroad Assets, as of the date of this Agreement, comprise the assets necessary, in all material respects, to operate the Business as currently operated and consistent with past practice. None of the Subject Companies is a party to any contract or subject to any order that would deprive any Subject Company of the ability to operate substantially as the Subject Companies operate over the Rail Facilities on the date of this Agreement, or that would deprive the Subject Companies of the ability to (i) serve directly all customers that may be served directly by them on the date of this Agreement or (ii) interchange with the carriers listed on Section 3.27 of the Disclosure Schedule at or near the locations listed on Section 3.27 of the Disclosure Schedule.

SECTION 3.28 Condition of Lines; Personal Property. (a) Except as set forth on Section 3.28 of the Disclosure Schedule, the physical condition of the Rail Facilities is in good repair and sufficient, in all material respects, to operate the Business as currently operated on the date hereof. All Personal Property of the Subject Companies necessary to operate the Business as it is currently conducted is in good repair and working order as of the date hereof and is suitable for the purposes for which it is being used (taking into account ordinary wear and tear and the need for ordinary, routine maintenance and repairs). Each of the Subject Companies has or will have on the Closing Date good and valid title on, free and clear of all Liens (except for Permitted Liens), or valid leasehold interests or rights under contract to use, all Personal Property owned, leased or used in the Business. Section 3.28 of the Disclosure Schedule contains a true and correct list of each piece of Equipment and Machinery with a replacement cost of more than $100,000 used by the Subject Companies in the conduct of their businesses and designates which of such Equipment and Machinery is owned and which is leased.

(b) All improvements on the Real Property constructed by or on behalf of the Seller or the Subject Companies or, to the knowledge of the Seller, constructed by or on behalf of any other Person, were constructed in substantial compliance with all applicable Laws (including any building, planning, highway or zoning Laws or local ordinances) affecting such Real Property.

SECTION 3.29 Certain Business Practices. None of the Seller or any Subject Company or any of their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Entity, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of the Seller or any Subject Company or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business.

SECTION 3.30 Interchange Commitments. Except as disclosed in Section 3.30 of the Disclosure Schedule, to the knowledge of the Seller, neither the Seller nor any Subject Company is a party to a Contract that limits the Subject Companies with respect to future interchange with a third-party connecting carrier, whether by outright prohibition, per-car penalty, adjustment in a purchase price or rental, positive economic inducement or other means, or that otherwise constitutes an “interchange commitment” as defined in 49 C.F.R. 1180.4(g)(4).

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer hereby represents and warrants to the Seller as follows:

SECTION 4.1 Corporate Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties and assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary or desirable, except where the failure to be so licensed or qualified and in good standing would not, individually or in the aggregate, either (i) have or reasonably be expected to have a Material Adverse Effect on the business, operations, assets or condition (financial or otherwise) of the Buyer or (ii) materially impair the ability of such Buyer to perform any of its obligations under this Agreement (either of such effects, a “Buyer Material Adverse Effect”).

SECTION 4.2 Authorization and Validity. (i) The Buyer has the necessary power and authority to enter into this Agreement and any other agreements related thereto to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Buyer of this Agreement and the performance by the Buyer of its obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes the Buyer’s valid and binding obligation enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at Law or in equity).

SECTION 4.3 No Conflict or Violation. The execution, delivery and performance by the Buyer of this Agreement and the transactions contemplated hereby do not and will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Buyer, (ii) violate any order, judgment or decree of any Governmental Entity applicable to the Buyer or (iii) violate, conflict with or result in a breach of or constitute (with due notice or lapse of time or both) a default, termination or right of termination under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Buyer is a party or by which it is bound or to which any of its properties or assets is subject, or result in the acceleration of any Indebtedness created thereunder or give rise to a right thereunder to require any payment to be made by the Buyer, or result in the creation or imposition of any Lien upon any of the assets, properties or rights of the Buyer.

SECTION 4.4 Consents and Approvals. Neither the execution and delivery of this Agreement by the Buyer nor the consummation of the transactions contemplated hereby by the Buyer require any consent, waiver, approval, license, authorization or permit of, or filing with or notification to, any Person, except for any consents or waivers required to be obtained from the STB.

SECTION 4.5 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

ARTICLE 5. COVENANTS OF THE SELLER.

The Seller hereby covenants as follows:

SECTION 5.1 Conduct of Business Before the Closing Date. (a) Except as set forth on Section 5.1 of the Disclosure Schedule, without the prior written consent of the Buyer, between the date hereof and the Closing Date, the Seller shall not permit any of the Subject Companies (and in the case of Sections 5.1(a)(xiii) or (xiv), any of the Excluded Entities) to:

(i) make any material change in the conduct of the business of any Subject Company, including, but not limited to pricing and purchasing policies, or enter into any transaction other than in the ordinary course of business consistent with past practice;

(ii) fail to (A) pay any Subject Company’s trade payables and other short-term liabilities as and when due in the ordinary course of business consistent with its historical payment practices, except to the extent the validity or amount of any such payables and other liabilities is disputed in good faith by such Subject Company and (B) attempt to collect its receivables in the ordinary course of business consistent with its historical collection practices;

(iii) shorten or lengthen the customary payment cycles for any of their payables or receivables;

(iv) make any change in its Certificate of Incorporation and By-laws, partnership agreements, limited liability company agreements and certificates of formation (or comparable organizational documents, as applicable); issue any additional equity interests or grant any option, warrant or right to acquire any equity interests or issue any security convertible into or exchangeable for equity interests or alter in any way any of its outstanding equity interests or make any change in outstanding equity interests or the capitalization of any Subject Company, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(v) make any sale, assignment, transfer, abandonment or other conveyance or disposition of the Railroad Assets or rights (including any Intellectual Property) of any of the Subject Companies or any material part thereof, except transactions pursuant to Contracts and dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practice;

(vi) subject any of the assets, properties or rights of any of the Subject Companies, or any part thereof, to any Lien or suffer such to exist, other than (A) Permitted Liens and (B) such Liens as may arise in the ordinary course of business consistent with past practice by operation of Law and that will not, individually or in the aggregate, be or reasonably be expected to be material to any of the Subject Companies;

(vii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of the equity interest of any of the Subject Companies or declare, set aside or pay any dividends or other distribution in respect of such equity interest of any of the Subject Companies;

(viii) acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practice;

(ix) (A) establish, adopt, enter into, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, except to the extent that any such amendments are required by Law, are necessary to preserve the tax-qualified status of any Plan or do not result in an increase in benefits for the present or former directors, officers or employees of any of the Subject Companies; (B) grant any increase in the compensation or fringe benefits of any present or former directors, consultants, officers or employees of any of the Subject Companies (including, without limitation, any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), except in accordance with preexisting contractual provisions or for increases in salary or wages in the ordinary course of business consistent with past practice; (C) grant any severance or termination pay to any present or former director, officer or employee of any of the Subject Companies; (D) loan or advance money or other property to any present or former directors, officers or employees of any of the Subject Companies; and (E) allow for the commencement of any new offering periods under any employee stock purchase plans;

(x) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of their Affiliates;

(xi) take any other action which any of the Subject Companies reasonably expects would cause any of the representations and warranties made by the Seller or Summit View in this Agreement not to remain true and correct in any material respect;

(xii) make any change in any method of accounting or accounting principle, method, estimate or practice or write down the value of any inventory or write off as uncollectible any accounts receivable or any portion thereof;

(xiii) make, change or revoke any election or method of accounting with respect to Taxes, file any amended Tax Return or surrender any right to claim a Tax refund;

(xiv) enter into any closing or other agreement with respect to Taxes or settle or compromise any Tax liability or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any Taxes;

(xv) enter into any plan of liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xvi) settle, release or forgive any claim or litigation or waive any right thereto;

(xvii) make, enter into, modify, amend in any material respect or terminate any Contract, bid or expenditure;

(xviii) amend, terminate or surrender any Lease;

(xix) create, incur, assume or suffer to exist any Indebtedness;

(xx) make any capital expenditure in excess of $100,000, or addition to property, plant or equipment used in its operations other than ordinary repairs and maintenance;

(xxi) lay off any employees;

(xxii) grant, amend, modify, extend or terminate any trackage rights agreement, haulage agreement, power-run-through agreement, operating agreement, switching agreement, interchange agreement, marketing agreement, joint facilities agreement or other agreement with carriers materially affecting the operations on, or marketing of traffic to, from or over, the Rail Facilities;

(xxiii) abandon or discontinue service over all or any portion of the Rail Facilities, or commence a regulatory proceeding to facilitate any such abandonment or discontinuance;

(xxiv) enter into any new line of business;

(xxv) enter into, materially amend or renew any agreement with a shipper or receiver for movement of traffic over the Rail Facilities;

(xxvi) enter into any agreement with a shipper or receiver that would cause or facilitate the diversion of a material amount of traffic from the Rail Facilities;

(xxvii) fail to maintain in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of each Subject Company;

(xxviii) fail to preserve the current relationships with the customers, suppliers and other Persons with which they have had significant business relationships; or

(xxix) enter into or cause or permit any Subject Company to enter into any agreement to take any action prohibited by clauses (i) through (xxviii).

(b) During the period from the date hereof to the Closing Date, the Subject Companies and the Excluded Entities shall: (i) prepare and timely file all Tax Returns (“Post-Signing Returns”) required to be filed (taking into account any valid extensions obtained in the ordinary course of business) in a manner consistent with the past practice of the applicable Subject Company or Excluded Entity, (ii) timely pay all Taxes shown to be due and payable on such Post Signing Returns, and (iii) promptly notify the Buyer of any written notice of any suit, claim, action, investigation, audit or proceeding pending against or with respect to a Subject Company or Excluded Entity in respect of any material Tax matters (or any significant developments with respect to ongoing suits, claims, actions, investigations, audits or proceedings in respect of such material Tax matters).

(c) Except as set forth in Section 5.1(c) of the Disclosure Schedule, the Seller covenants and agrees that, between the date hereof and the time of the Closing, without the prior written consent of the Buyer, none of the Seller or any Subject Company will do any of the things specified in Section 3.8(b).

(d) Prior to the Closing, Seller shall cause the Subject Companies to transfer the Excluded Assets to Seller or a designee thereof.

SECTION 5.2 Consents and Approvals. (a) If applicable, the Buyer and the Seller shall, and the Seller shall cause the Subject Companies to, timely make any required filings with, and use reasonable efforts to obtain requisite consents and approvals of, any Governmental Entity (other than the STB for which the Buyer shall solely be responsible for making filings and obtaining the requisite consents and approvals) with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation, provided, that Buyer shall not be required to commit to or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such of its or its Affiliates’ assets or operations, and/or of the assets or operations of the Subject Companies, as is required to be sold, divested or disposed of, including entering into any agreement required to be entered into by any Governmental Entity in connection therewith, in order to obtain any required regulatory approval or to avoid the commencement of any Action seeking, and/or to avoid entry of, and/or to effect the dissolution of, any Governmental Order that would have the effect of materially delaying or prohibiting the consummation of the transactions contemplated hereby.

(b) As soon as practicable after the execution of the Agreement, but in no event later than 20 days thereafter (except with respect to the Panhandle Agreement for which consent shall be sought at the first opportunity allowed by the applicable Governmental Entity), the Seller shall, and shall cause the Subject Companies to, at the cost and expense of the Seller (except with respect to the Panhandle Agreement, which will be at the cost and expense of the Buyer), (i) use reasonable best efforts to obtain all other necessary consents, waivers, authorizations, orders and approvals of all Persons required in connection with the execution, delivery and performance by the Seller and Summit View of this Agreement and the consummation of the transactions contemplated hereby including without limitation any third party consents under any Material Contract, if any, and execution of estoppel certificates by lessors under any Leased Real Property for which consent to transfer is necessary, if any, and (ii) diligently assist and cooperate with the Buyer in preparing and filing all documents required to be submitted by the Buyer to any Governmental Entity, including the STB, in connection with such transactions and in obtaining any consents, waivers, authorizations, orders or approvals of Governmental Entities which may be required to be obtained by the Buyer in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Buyer all information concerning the Seller and the Subject Companies that counsel to the Buyer reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval.

(c) The Buyer shall cooperate and use all reasonable efforts to assist the Seller in giving such notices and obtaining any consents and estoppel certificates; provided, however, that the Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Buyer may deem adverse to the interests of the Buyer, the Subject Companies or the Business. The Seller shall keep Buyer reasonably informed as to the status of obtaining any consents and estoppel certificates.

(d) The Seller and the Buyer agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Business or any Subject Company, any right or benefit under any License or Permit, Contract or other arrangement to which the Seller or any Subject Company is a party is not obtained prior to the Closing, the Seller will, subsequent to the Closing, cooperate with the Buyer or the Subject Companies in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Seller shall use its best efforts to provide the Buyer or such Subject Company, as the case may be, with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if the Seller provides such rights and benefits, the Buyer or such Subject Company, as the case may be, shall assume the obligations and burdens thereunder.

SECTION 5.3 Access to Properties and Records. The Seller shall cause the Subject Companies to afford to the Buyer, and to the accountants, counsel, consultants and other representatives of the Buyer, access during normal business hours throughout the period prior to the Closing Date to all properties, books, Contracts, commitments, title reports relating to the Owned Real Property, title insurance policies currently in effect with respect to the Owned Real Property and files and records of the Subject Companies including access to such properties to conduct environmental assessments of any Owned Real Property or, subject to the rights of the landlord, any Leased Real Property, and, during such period, shall furnish promptly to the Buyer all other information concerning the Subject Companies and their respective properties and personnel as the Buyer may from time to time reasonably request; provided, however, that any such access shall be conducted at a reasonable time and in such a manner as not to interfere unreasonably with the operations of the business of the Subject Companies. Notwithstanding the foregoing, none of the Subject Companies shall be required to disclose any information to the Buyer or their authorized representatives if doing so would violate any Law to which such Subject Company is subject.

SECTION 5.4 Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement insofar as such matters are within the control of the Seller or the Subject Companies, the Seller will use, and will cause the Subject Companies to use, their reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable Law to consummate and make effective the transactions contemplated hereby.

SECTION 5.5 Use of Intellectual Property. The Seller acknowledges that from and after the Closing, the names or related names, car marks or other marks, initials and logos listed on Section 5.5 of the Disclosure Schedule (all of such names, marks, initials and logos being the “Company Marks”) shall be owned by one of the Subject Companies, that neither the Seller nor any of its Affiliates shall have any rights in the Company Marks and that neither the Seller nor any of its Affiliates will contest the ownership or validity of any rights of the Buyer or any Subject Company in or to the Company Marks. From and after the Closing, neither the Seller nor any of its Affiliates shall use any of the Owned Intellectual Property or any of the Licensed Intellectual Property.

SECTION 5.6 Intercompany Arrangements. (a) Prior to the Closing, the Seller shall cause any contract or arrangement that is disclosed (or should have been disclosed) in Section 3.17(a)(vii) of the Disclosure Schedule, other than those contracts or arrangements set forth in Section 5.6 of the Disclosure Schedule, to be terminated or otherwise amended to exclude the Company and any Subsidiaries as a party thereto.

(b) Immediately prior to the consummation of the Closing, the Seller shall contribute, or cause to be contributed, to the capital of the Subject Companies, the difference between (i) the intercompany Indebtedness owed by the Subject Companies to the Seller and its Affiliates (other than the Subject Companies) as of the Closing and (ii) the intercompany

Indebtedness owed by the Seller and its Affiliates (other than the Subject Companies) to the Subject Companies as of the Closing, and all such intercompany Indebtedness shall cease to exist and be of no further force or effect.

SECTION 5.7 Insurance. The Seller shall not take any action or omit taking any action that would reasonably be expected to be adverse to the ability of the Subject Companies to have the benefit of the Existing Policies following the Closing. In addition, the Seller shall or shall cause the Subject Companies to notify the carriers under the Existing Policies of all matters of which the Seller has knowledge at or prior to Closing that would give rise to claims covered under the Existing Policies.

SECTION 5.8 Risk of Loss. The risk of loss or damage by fire or other casualty to any Owned Real Property or any Leased Real Property before delivery of the applicable deed or assignment is assumed by the Seller. In the event that any Owned Real Property or Leased Real Property shall suffer any fire or casualty or any injury, the Seller agrees to (i) repair the damage at its sole cost and expense before the date set for delivery of the deed or assignment, as applicable, hereunder, or (ii) make an appropriate reduction in the Purchase Price based on a reasonable approximation of the cost of such repair as agreed by the parties, or (iii) assign to the Buyer the proceeds of any insurances covering such fire, casualty or injury.

SECTION 5.9 Resignation of Officers and Directors. Effective immediately prior to Closing, the Seller shall cause the directors and officers of the Subject Companies listed on Schedule D to resign or shall remove them from such positions.

SECTION 5.10 Non-Competition. Jerry Joe Jacobson (the “Non-Compete Person”) hereby agrees that for a period of five (5) years after the Closing Date such Non-Compete Person shall not directly or indirectly, including in his individual capacity or through any entity (engage in (as an officer, director , employee, shareholder in excess of 25%, partner, joint venturer, agent or otherwise) or provide services to (including the provision of any information or advice) any business owning or operating a freight railroad in Ohio, Michigan, Indiana, Kentucky, West Virginia or Pennsylvania.

SECTION 5.11 Notice of Developments. Prior to the Closing, the Seller shall promptly notify the Buyer in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Seller in this Agreement or which could have the effect of making any representation or warranty of the Seller in this Agreement untrue or incorrect in any respect and (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Company, any Subsidiary or the Business.

SECTION 5.12 Severance and Bonus Payments. Prior to Closing, the Seller shall cause the Severance and Bonus Payments, including any and all witholding and applicable payroll or other Taxes, to be paid in full.

ARTICLE 6. COVENANTS OF THE BUYER.

The Buyer hereby covenants as follows:

SECTION 6.1 Consents and Approvals. The Buyer shall, at its cost and expense, (a) use its reasonable best efforts to obtain all necessary consents, waivers, authorizations, orders and approvals of all Persons required in connection with the execution, delivery and performance by the Buyer of this Agreement and the transactions contemplated hereby and (b) diligently assist and cooperate with the Seller in preparing and filing all documents required to be submitted by the Seller to any Governmental Entities, in connection with such transactions and in obtaining any consents, waivers, authorizations, orders or approvals of Governmental Entities which may be required to be obtained by the Seller in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Seller all information concerning the Buyer that counsel to the Seller reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

SECTION 6.2 Employees and Employee Benefits. The Buyer shall cause the Subject Companies to pay to any Employees who are terminated without cause within 12 months after the Closing severance benefits which shall be no less than the severance benefits provided by the Seller under the Subject Companies’ applicable severance plan as of December 31, 2007, if any.

SECTION 6.3 Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement insofar as such matters are within the control of the Buyer, the Buyer will use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable Law to consummate and make effective the transactions contemplated hereby.

SECTION 6.4 No Benefit to Third-Party. Nothing in this Agreement, express or implied, is intended to confer upon any current or former employee, director or consultant any rights, remedies or obligations under or by reason of this Agreement, including, without limitation, this Article 6.

SECTION 6.5 Equipment Storage Agreement and Equipment Operating Agreement. At such time as the Buyer shall have the power and authority to do so, the Buyer shall, and shall cause the Subject Companies to, ratify and confirm the Equipment Storage Agreement and the Equipment Operating Agreement in effect as of the date hereof in order to effect the transactions contemplated thereunder.

ARTICLE 7. INDEMNIFICATION.

SECTION 7.1 Survival. The representations and warranties made by the Seller and the Buyer in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement, for a period terminating on the thirty-month anniversary date of the Closing Date; provided, however, that (a) the representations and warranties contained in Section 3.9 [Tax Matters] and the agreements set forth in Article 11 [Tax Matters] shall survive for a period terminating 60 days after the applicable statute of limitations (taking into account extensions) or, if later, the final assessment or collection of the applicable Taxes, and (b) the representations and warranties contained in Sections 3.1 [The Seller], 3.2 [Corporate Organization, Authority and Qualification of the Subject Companies], 3.5 [Capital Stock and Related Matters], 3.26 [Brokers] and 4.5 [Brokers] shall survive indefinitely. No claim or action for indemnification under this Article 7 shall be asserted or maintained by any party hereto after the expiration of the period referred to in the preceding sentence with respect to the reason for which indemnification is sought; provided, however, that any claim made in writing by the party seeking indemnification (the “Indemnified Party”) to the party from which indemnification is sought (the “Indemnifying Party”) within the time periods set forth in the preceding sentence shall survive (and be subject to indemnification) until it is finally and fully resolved.

SECTION 7.2 Indemnification by the Seller.

(a) Notwithstanding the Closing and, except as provided herein, regardless of any investigation at any time made by or on behalf of the Buyer or of any knowledge or information that the Buyer may have, the Seller shall indemnify and fully defend, save and hold the Buyer, any Affiliate of the Buyer, and their respective directors, officers, agents, employees, successors and assigns (the “Buyer Indemnitees”), harmless if any Buyer Indemnitee shall suffer any damage, demand, claim, liability, obligation, loss, cost, Taxes, expense (including, without limitation, the fees and disbursements of attorneys, accountants, consultants and engineers), deficiency, interest, penalty, impositions, assessments or fines of any kind or nature, whether known or unknown, fixed or contingent (collectively, “Losses”) arising out of or resulting from, or shall pay or become obliged to pay any sum on account of, one or more of the following:

(i) subject to Section 7.1, any untruth or inaccuracy in any representation or certification of the Seller or the breach of any warranty of the Seller contained in this Agreement or in any certificate delivered to the Buyer in connection with the Closing (in each case, without regard to any qualification or limitation with respect to “materiality”, whether by reference to “in any material respect”, “Material Adverse Effect” or otherwise);

(ii) subject to Section 7.1, any failure of the Seller to duly perform or observe any covenants or agreements contained in this Agreement to be performed or observed by the Seller;

(iii) (A) any and all Taxes of the Subject Companies for any Pre-Closing Tax Period, including without limitation any and all Taxes of the Subject Companies in respect of the Excluded Assets or Excluded Liabilities or the operations of the Excluded Entities, resulting from the transactions described in Section 5.6(b) or by reason of Treasury Regulation § 1.1502-6 (and any comparable provision under state or local Tax Law) (B) any and all Taxes of the Excluded Entities and the Excluded Assets or attributable to the Excluded Liabilities for any taxable period, and (C) all Taxes arising (directly or indirectly) as a result of the transactions contemplated hereby, including without limitation, Taxes described in Section 11.4 and in respect of the transfer of an Excluded Entity or an Excluded Asset to another Subject Company or the Seller (the obligations to indemnify pursuant to this Section 7.2(a)(iii) shall survive for a period terminating 60 days after the applicable statute of limitations (taking into account extensions) or, if later, the final assessment or collection of the applicable Taxes); and

(iv) all Excluded Liabilities;

(v) provided, however, that Seller shall have no obligation to make any payment under Section 7.2(a)(i) (except pursuant to an inaccuracy of a representation or a breach of a warranty contained in Sections 3.1 [The Seller], 3.2 [Corporate Organization, Authority and Qualification of the Subject Companies], 3.5 [Capital Stock and Related Matters], 3.9 [Tax Matters] or 3.26 [Brokers]) with respect to any representation or warranty unless and until the aggregate amount to which all Buyer Indemnitees are entitled by reason of all such claims under Section 7.2(a)(i) exceeds $1,000,000 (“Basket Amount”), in which case the party entitled to such indemnification shall be entitled to receive both the Basket Amount and the amount in excess of the Basket Amount.

(b) Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Seller to the Buyer Indemnitees under Sections 7.2(a)(i) hereof (except pursuant to an inaccuracy of a representation or a breach of a warranty contained in Sections 3.1 [The Seller], 3.2 [Corporate Organization, Authority and Qualification of the Subject Companies], 3.5 [Capital Stock and Related Matters], 3.9 [Tax Matters] or 3.26 [Brokers]) shall not exceed $17,500,000.

(c) For purposes of Section 7.2(a), whenever it is necessary to determine the liability for Taxes of the Subject Companies for a taxable period that begins on or before, and ends after, the Closing Date:

(i) Taxes imposed on a periodic basis (such as real, personal and intangible property Taxes) shall be prorated between the Buyer and the Seller as of the Closing; and

(ii) all other Taxes for the Pre-Closing Tax Period shall be determined as if the Subject Companies had a taxable year or period that ended on and included the Closing Date.

(d) Other than pursuant to Sections 7.2(a)(i) (to the extent arising from breaches of the representations and warranties contained in Sections 3.1 [The Seller], 3.2 [Corporate Organization, Authority and Qualification of the Subject Companies], 3.3 [No Conflict or Violation; Authority and Validity], 3.5 [Capital Stock and Related Matters], 3.9 [Tax Matters], or 3.26 [Brokers]), 7.2(a)(ii), 7.2(a)(iii) or 7.2(a)(iv), the sole recourse of the Buyer against the Seller pursuant to this Section 7.2 shall be (i) to the Escrow Fund pursuant to the terms of the Escrow Agreement and then (ii) only in the event that the Escrow Agreement has been terminated or the Escrow Fund depleted, to the Seller.

SECTION 7.3 Indemnification by the Buyer. Notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of the Seller or of any knowledge or information that the Seller may have, the Buyer shall indemnify and fully defend, save and hold the Seller, any Affiliate of the Seller, and their respective directors, officers, agents, employees and directors and the individuals who served as directors of the Subject Companies prior to the Closing (solely in their capacity as directors) (the “Seller Indemnitees”), harmless if any Seller Indemnitee shall at any time or from time to time suffer any Losses arising out of or resulting from, or shall pay or become obliged to pay any sum on account of, one or more of the following:

(a) any untruth or inaccuracy in any representation or certification of the Buyer or the breach of any warranty of the Buyer contained in this Agreement or in any certificate delivered to the Seller in connection with the Closing;

(b) any failure of the Buyer duly to perform or observe any term, provision, covenant, agreement or condition contained in this Agreement on the part of the Buyer to be performed or observed;

(c) any and all Post-Closing Litigation (for the avoidance of doubt, other than Tax Claims);

provided, however, that the Buyer shall have no obligation to make any payment under Section 7.3(a) (except pursuant to an inaccuracy of a representation or a breach of a warranty contained in Section 4.5 [Brokers]) with respect to any representation or warranty unless and until the aggregate amount to which all Seller Indemnitees are entitled by reason of all such claims under Section 7.3(a) exceeds $500,000, in which case the party entitled to such indemnification shall be entitled to receive both $500,000 and the amount in excess of $500,000.

Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Buyer to the Seller Indemnitees under Section 7.3(a) (except pursuant to an inaccuracy of a representation or a breach of a warranty contained in Sections 4.1 [Corporate Organization], 4.2 [Authorization and Validity] and 4.5 [Brokers]) shall not exceed $5,000,000.

SECTION 7.4 Procedures Relating to Third-Party Claims (other than Tax Claims). (a) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person (other than a party hereto) against the Indemnified Party (a “Third-Party Claim”) (other than a Tax Claim, the procedures for which shall be governed by Section 11.3), such Indemnified Party must notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim within ten (10) Business Days after receipt by such Indemnified Party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party unreasonably failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all material and non-privileged notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(b) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel will be satisfactory to the Indemnified Party. If the Indemnifying Party elects to assume the defense of a Third-Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third-Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making employees available to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third-Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third-Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim relating to matters for which the Indemnified Party is entitled to indemnification hereunder and involves no admission in respect of or action on the part of the Indemnified Party. Whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent.

SECTION 7.5 Distributions from Escrow Fund. (a) In the event that (a) the Seller shall not have objected to the amount claimed by the Buyer for indemnification with respect to any Loss within twenty (20) Business Days of notice thereof in accordance with the procedures set forth in the Escrow Agreement or (b) the Seller shall have delivered notice of its disagreement as to the amount of any indemnification requested by the Buyer within twenty (20) Business Days of notice thereof and either (i) the Seller and the Buyer shall have, subsequent to the giving of such notice, mutually agreed that the Seller is obligated to indemnify the Buyer for a specified amount and shall have so jointly notified the Escrow Agent or (ii) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by the Buyer for indemnification from the Seller and the Escrow Agent shall have received, in the case of clause (i) above, written instructions from the Seller and the Buyer or, in the case of clause (ii) above, a copy of the final nonappealable judgment of the court, the Escrow Agent shall deliver to the Buyer from the Escrow Fund any amount determined to be owed to the Purchaser under this Article 7 in accordance with the Escrow Agreement.

(b) Notwithstanding the foregoing, if there has been a Tax Claim that the Seller is liable for, in whole or in part, under this Agreement, and either (i) to the extent applicable, the Seller shall have failed to take all actions set forth in Section 11.3(b) to enable the Seller to assume and control the defense of any proceeding in respect of the Tax Claim, or (B) any amount is required to be paid to the applicable Tax authority prior to contesting such Tax Claim, an amount equal to the portion of the Tax Claim that the Seller is liable for under this Agreement shall be immediately distributed by the Escrow Agent to the Buyer from the Escrow Fund for payment to the applicable Tax authority; provided, that upon a final determination with respect to the Tax Claim, any amounts previously released from the Escrow Fund in respect of such Tax Claim that exceed the finally determined amount shall be returned to the Escrow Fund or, if expired, to the Seller.

(c) Within three Business Days after the thirty-month anniversary date of the Closing Date (the “Initial Release Date”), the Buyer and the Seller shall direct the Escrow Agent to deliver the amount then held in the Escrow Fund to the Seller less the sum of (i) the aggregate amount of unsatisfied or disputed claims for Losses specified in notices delivered to Seller before the Initial Release Date, and (ii) the aggregate amount of all Losses paid to any Buyer Indemnitees before the Initial Release Date. As and to the extent any claim described in the foregoing clauses (i) is resolved in favor of the Seller, the Buyer and the Seller shall direct the Escrow Agent to deliver to the Seller the related portion of the amount remaining in the Escrow Fund.

SECTION 7.6 Exclusive Remedy. Each of the Seller and the Buyer and their respective affiliates hereby acknowledges and agrees that its sole and exclusive remedy with respect to any claim for indemnification pursuant to or in connection with this Agreement shall be pursuant to the indemnification provisions set forth in this Article 7. Notwithstanding the foregoing, nothing herein will limit any claim based on fraud.

ARTICLE 8. CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLER.

The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which (other than Section 8.3) may be waived (in writing) in whole or in part by the Seller in its sole discretion at or prior to the Closing Date:

SECTION 8.1 Representations and Warranties of the Buyer. All representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects (except for each of the representations and warranties made by the Buyer that are limited by materiality, which shall be true and correct in all respects (as so limited)) on and as of the date hereof and on and as of the Closing Date as if again made by the Buyer on and as of such date, except to the extent such representations and warranties are made on and as of a specified date, in which event such representations and warranties shall be true and correct in all material respects (except for such representations and warranties made by the Buyer that are limited by materiality, which shall be true and correct in all respects (as so limited)) on and as of such specified date and the Seller shall have received a certificate to that effect from the Buyer dated the Closing Date and signed by an authorized officer of the Buyer.

SECTION 8.2 Performance of the Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Seller shall have received a certificate to that effect from the Buyer dated the Closing Date and signed by an authorized officer of the Buyer.

SECTION 8.3 No Violation of Orders. No preliminary or permanent injunction or other order issued by any Governmental Entity, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any Governmental Entity shall have been instituted or threatened by any Governmental Entity, or by any other Person, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement and which in any such case has a reasonable likelihood of success in the reasonable opinion of counsel to the Seller.

SECTION 8.4 Closing Deliveries by the Buyer. (a) At the Closing, the Buyer shall deliver to the Seller:

(i) the Closing Payment Amount by wire transfer in immediately available funds; and

(ii) a certificate of a duly authorized officer of the Buyer certifying as to the matters set forth in Sections 8.1 and 8.2.

(b) At the Closing, the Buyer shall deliver to the Escrow Agent, in accordance with the Escrow Agreement, the Escrow Amount by wire transfer in immediately available funds to the accounts designated therefor in the Escrow Agreement.

ARTICLE 9. CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER.

The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived (in writing) in whole or in part by the Buyer in their sole discretion at or prior to the Closing Date:

SECTION 9.1 Representations and Warranties of the Seller. All representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects (except for each of the representations and warranties made by the Seller that are limited by materiality, which shall be true and correct in all respects (as so limited)) on and as of the date hereof and on and as of the Closing Date as if again made by the Seller on and as of such date, except to the extent such representations and warranties are made on and as of a specified date, in which event such representations and warranties shall be true and correct in all material respects (except for each of the representations and warranties made by the Seller that are limited by materiality, which shall be true and correct in all respects (as so limited)) on and as of such specified date, and the Buyer shall have received a certificate to that effect from the Seller dated the Closing Date and signed by an authorized officer of the Seller.

SECTION 9.2 Performance of the Obligations of the Seller. The Seller shall have performed in all material respects all obligations required under this Agreement to be performed by them on or before the Closing Date and the Buyer shall have received a certificate to that effect from the Seller dated the Closing Date and signed by an authorized officer of the Seller.

SECTION 9.3 No Violation of Orders. No preliminary or permanent injunction or other order issued by any Governmental Entity, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity, which declares this Agreement invalid or unenforceable in any respect or prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any Governmental Entity shall have been instituted or threatened by any Governmental Entity or by any other Person which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in either such case has a reasonable likelihood of success in the reasonable opinion of counsel to the Buyer.

SECTION 9.4 STB. Exemption or approval for the transactions contemplated by this Agreement shall have been obtained from the STB and such exemption or approval shall be in full force and effect.

SECTION 9.5 Material Consents. The Seller shall have received, each in form and substance satisfactory to the Buyer, the third-party consents and estoppel certificates necessary or desirable for the consummation of the transactions contemplated by this Agreement as set forth in Section 9.5 of the Disclosure Schedule;

SECTION 9.6 FIRPTA. The Seller shall deliver to the Buyer at the Closing a duly executed certificate, in form and substance acceptable to the Buyer and in accordance with applicable Treasury regulations, certifying the non-foreign status of the Seller for purposes of Section 1445 of the Code or such facts as to establish that transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

SECTION 9.7 Release of Indemnity Obligations. On or prior to the Closing, the Seller, and any Affiliate of the Seller, shall have executed and delivered to the Subject Companies, for the benefit of each Subject Company, a general release and discharge, in form and substance satisfactory to the Buyer, releasing and discharging the Subject Companies from any and all obligations to indemnify the Seller, or any Affiliate of the Seller, or otherwise hold it harmless pursuant to any agreement or other arrangement entered into prior to the Closing.

SECTION 9.8 Excluded Entities and Liabilities. On or prior to the Closing, the Seller shall have carved out the Excluded Entities from Summit View and the Seller shall have paid and discharged the Excluded Liabilities as and when the same become due and payable.

SECTION 9.9 No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect.

SECTION 9.10 Termination of Plans. Effective as of no later than immediately prior to the Closing Date, the Sellers shall take all action necessary (and shall provide Buyer with written evidence of such termination) to cause the termination of all of the Plans; provided, however, that the Summit View, Inc. Supplemental Executive Retirement Plan (the “SERP”) shall terminate in accordance with its terms as a result of the transactions contemplated hereby, which termination the Seller acknowledges will be at the Seller’s cost and expense.

SECTION 9.11 Closing Deliveries by the Seller. At the Closing, the Seller shall have delivered or caused to be delivered to the Buyer:

(a) stock certificates evidencing the shares of Summit View duly endorsed in blank, or accompanied by stock powers duly executed in blank, in a form satisfactory to the Buyer and with all required stock transfer tax stamps affixed;

(b) a receipt for the Closing Payment Amount;

(c) a true and complete copy, certified by the Secretary or an Assistant Secretary of Summit View, of the resolutions duly and validly adopted by the Board of Directors of Summit View evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(d) a certificate of the Seller certifying as to the matters set forth in Sections 9.1 and 9.2;

(e) a duly executed certificate certifying the non-foreign status of the Seller as set forth in Section 9.6;

(f) a copy of (A) the Certificates of Incorporation (or similar organizational documents), as amended, of each Subject Company, certified by the Secretary of State of the jurisdiction in which each such entity is incorporated or organized, as of a date not earlier than five Business Days prior to the Closing and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing, stating that no amendments have been made to such Certificate of Incorporation (or similar organizational documents) since such date, and (B) the By-Laws (or similar organizational documents) of the Company and of each Subsidiary, certified by the Secretary or Assistant Secretary of each such entity;

(g) good standing certificates for the Company and for each Subsidiary from the Secretary of State of the jurisdiction in which each such entity is incorporated or organized and from the Secretary of State in each other jurisdiction in which the properties owned or leased by any of the Company or any Subsidiary, or the operation of its business in such jurisdiction, requires the Company or any Subsidiary to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than five Business Days prior to the Closing; and

(h) the general release and discharge from the Seller referred to in Section 9.7 in form and substance satisfactory to the Buyer in its sole discretion.

ARTICLE 10. TERMINATION.

SECTION 10.1 Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated by written notice at any time before the Closing:

(a) by mutual consent of the Seller and the Buyer;

(b) by the Buyer if any Seller has breached any representation, warranty, covenant or agreement contained in this Agreement and has not cured such breach within thirty (30) days after written notice to the Seller (provided that the Buyer is not then in material breach of the terms of this Agreement; and provided, further, that no cure period shall be required for (1) a breach which by its nature cannot be cured or (2) a failure to make delivery of stock certificates evidencing the shares of Summit View in accordance with Section 9.11(a)) such that the conditions set forth in Section 9.1 or Section 9.2 hereof, as the case may be, will not be satisfied;

(c) by the Seller if any Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement and has not cured such breach within thirty (30) days after written notice to the Buyer (provided that the Seller is not then in material breach of the terms of this Agreement; and provided, further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 8.1 or Section 8.2 hereof, as the case may be, will not be satisfied;

(d) by the Seller or the Buyer if there shall be a final, non-appealable order of a court of competent jurisdiction in the United States in effect preventing, restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby;

(e) by the Buyer if the consent of the STB shall not have been granted and all appeals of such determination shall have been taken and unsuccessful; or

(f) by the Seller or the Buyer if the Closing shall not have been consummated within nine months after the date hereof; provided that the right to terminate this Agreement under this Section 10.1(f) shall not be available to any party if the failure of the Closing to have occurred was primarily due to the failure of such party to perform any of its obligations under this Agreement.

SECTION 10.2 Effect of Termination. Except as provided herein, in the event of the termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of the Seller or the Buyer, or their respective officers, directors, stockholders, members, partners or other Persons under their control. If this Agreement is terminated as provided herein, except as otherwise expressly set forth herein, no party to this Agreement shall have any liability hereunder to any other party, except for any breach by such party of the terms and provisions of this Agreement. The provisions of Sections 3.26, 4.5, 12.2, 12.3, 12.14 and 12.15 shall survive any termination hereof pursuant to Section 10.1.

ARTICLE 11. TAX MATTERS.

The following provisions shall govern the allocation of responsibility between the Buyer and the Seller for certain tax matters following the Closing Date:

SECTION 11.1 Tax Returns. (a) To the extent not previously filed, the Buyer shall, at the Seller’s cost and expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Subject Companies for Pre-Closing Tax Periods, including any Tax Return that includes an Excluded Entity and at least one Subject Company. The Buyer shall deliver to the Seller a copy of any such Tax Return 20 days prior to the due date (including extensions) for the filing of such Tax Return and shall reflect any reasonable comments provided by the Seller in writing within 10 days of the Seller’s receipt of such Tax Return. The Seller shall pay the Buyer an amount equal to the Taxes shown to be due and payable on any such Tax Return (for the avoidance of doubt, including Taxes of an Excluded Entity or attributable to an Excluded Asset or Excluded Liability) no later than 3 days prior to the due date (including extensions) for the filing of such Tax Return.

(b) The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Subject Companies for taxable periods that begin on or before the Closing Date and end after the Closing Date, including any Tax Return that includes an Excluded Entity and at least one Subject Company. The Buyer shall deliver to the Seller a copy of any such Tax Return, together with a statement setting forth the amount of Taxes allocable to the Pre-Closing Tax Period (pursuant to Section 7.2(c) or with respect to an Excluded Entity, Excluded Asset or Excluded Liability), 20 days prior to the due date (including extensions) for the filing of such Tax Return and shall reflect any reasonable comments provided by the Seller in writing within 10 days of the Seller’s receipt of such Tax Return. The Seller shall pay to the Buyer an amount equal to the Taxes shown as due and payable on any such Tax Return that are allocable to the Pre-Closing Tax Period, including with respect to an Excluded Entity, Excluded Asset or Excluded Liability no later than 3 days prior to the due date (including extensions) for the filing such Tax Return (including extensions).

(c) The Seller shall be responsible for the timely preparation and filing of any Tax Returns of the Excluded Entities that do not include a Subject Company and shall timely pay all Taxes shown to be due and payable on such Tax Returns.

SECTION 11.2 Tax Cooperation. The Buyer and the Seller shall reasonably cooperate, and shall cause their respective Affiliates (including the Subject Companies and the Excluded Entities), officers, employees, agents, auditors and representatives to reasonably cooperate (including by maintaining in accordance with the applicable record retention policies of the Buyer or Seller, as applicable, and making available to each other all relevant records), in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to Taxes of the Subject Companies for any Pre-Closing Tax Period.

SECTION 11.3 Procedures Relating to Indemnification of Tax Claims.

(a) If a claim shall be made by any Tax authority which, if successful, might result in an indemnity payment to any Indemnified Party pursuant to Section 7.2 hereof, the

Indemnified Party shall notify the Indemnifying Party promptly of such claim (a “Tax Claim”); provided, however, the failure to give notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been materially prejudiced as a result of such failure.

(b) With respect to any Tax Claim relating to a Pre-Closing Tax Period or an Excluded Entity, the Seller shall have the right, at its own expense, to control all proceedings and may make all decisions taken in connection with such Tax Claim; provided that the Seller shall not settle such Tax Claim without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, and Buyer shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim if they reasonably determine that such Tax Claim could have a material adverse impact on the Taxes of the Subject Companies in a taxable period or portion thereof beginning after the Closing Date; provided, further, that the Seller acknowledges in writing its liability under this Agreement to hold Buyer and its Affiliates (including the Subject Companies) harmless against the full amount of any adjustment which may result from the Tax Claim. Notwithstanding the foregoing, in the case of a Tax Claim in respect of Taxes for which both the Seller and the Buyer (or its Affiliates including the Subject Companies) could be liable, (i) each of the Seller and the Buyer may participate in any proceeding relating to the Tax Claim and (ii) the proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future periods; provided that the controlling party shall not settle or compromise such audit or proceeding without the prior written consent of the non-controlling party (such consent not to be unreasonably withheld or delayed).

SECTION 11.4 Transfer Taxes. All transfer, documentary, sales, use, registration and similar Taxes (including all applicable real estate transfer Taxes and stock transfer Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with the transactions contemplated hereby (including the transfer of an Excluded Entity or an Excluded Asset to another Subject Company or the Seller) shall be borne by the Seller, and the Seller and the Buyer shall cooperate in a timely manner in preparing and filing all Tax Returns as may be required to comply with the provisions of such Tax Laws.

SECTION 11.5 Tax Treatment. Any indemnification payments made pursuant to this Agreement shall be treated by the parties, to the extent permitted by applicable Law, as a Purchase Price adjustment, unless determined otherwise in a final determination as defined in Section 1313 of the Code.

SECTION 11.6 Coordination with Article 7. Payment by the Seller of any amount indemnified against or otherwise due under Article 7 in respect of Taxes shall be made in accordance with the terms of the Escrow Agreement (to the extent that the Buyer chooses to seek recourse to the Escrow Fund instead of direct recourse to the Seller) or otherwise paid by the Seller within five Business Days following written notice by the Buyer that payment of such amounts to the Tax authority or other Governmental Entity are due. In the event the provisions of this Article 11 and the provisions of Article 7 hereof conflict or otherwise each apply by their terms in connection with the preparation of Tax Returns or the exercise of contest rights as described in Section 11.3, this Article 11 shall apply; provided, further that nothing in this

Article 11 shall limit the obligations of the Seller to indemnify against Taxes as set forth in Article 7.

ARTICLE 12. MISCELLANEOUS.

SECTION 12.1 Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that the Buyer may assign any or all of its rights and obligations hereunder to any wholly owned direct or indirect affiliate of Buyer or to an independent irrevocable voting trust pursuant to 49 C.F.R. Part 1013; provided, further, however, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Buyer hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto and no assignment shall relieve any party of any obligation or liability under this Agreement.

SECTION 12.2 Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of Delaware. Each party hereto agrees to commence any action, suit or proceeding arising out of this Agreement or any transaction contemplated hereby in any federal court sitting in the City of Wilmington, Delaware or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any Delaware state court. Each party hereto irrevocably submits to the jurisdiction of such court for the purposes of any such suit, action or other proceeding. If the matter of such suit, action or proceeding falls within the jurisdiction of the Delaware Court of Chancery, then the parties agree and prefer that such suit, action or proceeding related to such matter shall be submitted exclusively to the Delaware Court of Chancery. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 12.2. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any federal court in the City of Wilmington, Delaware, or any Delaware State court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 12.3 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND COVENANTS THAT IT WILL NOT ASSERT ANY RIGHT TO TRIAL BY JURY IN ANY FORM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION, OR SUIT ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES THIS

SECTION CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT RELIES IN ENTERING THIS AGREEMENT.

SECTION 12.4 Expenses. The Seller shall pay any legal, accounting and other fees, expenses and costs incurred by the Subject Companies prior to the Closing Date in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Buyer shall pay any legal, accounting and other fees, expenses and costs incurred by the Buyer prior to the Closing Date in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Except as otherwise provided in this Agreement, all of the other fees, expenses and costs incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party hereto incurring such fees, expenses and costs.

SECTION 12.5 Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

SECTION 12.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Seller: Chester, Willcox & Saxbe LLP 65 East State Street, Suite 1000 Columbus, Ohio 43215-3413 Attn: Roderick H. Willcox Telecopy: 614-221-4012	If to the Buyer: c/o Genesee & Wyoming Inc. 66 Field Point Road Greenwich, Connecticut 06830 Attn: Allison M. Fergus Telecopy: (203) 661-4106

Copy to: Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 Attn: Creighton O’M. Condon Telecopy: (212) 848-7179

If to Summit View prior to the Closing, to the Seller.	If to Summit View after the Closing, to the Buyer.

Copy to: Chester, Willcox & Saxbe LLP 65 East State Street, Suite 1000 Columbus, Ohio 43215-3413 Attn: Roderick H. Willcox Telecopy: 614-221-4012	Copy to: Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 Attn: Creighton O’M Condon Telecopy: (212) 848-7628

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

SECTION 12.7 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

SECTION 12.8 Public Announcements. The parties agree that after the signing of this Agreement and prior to the Closing Date, the Seller shall not, and shall not permit the Subject Companies to, and the Buyer shall not, make any press release or public announcement concerning this transaction without the prior approval of the other party or parties hereto unless a press release or public announcement is required by Law or the rules of any securities exchange on which such party’s securities are listed. Before a party to this Agreement makes any such announcement or other disclosure, it agrees to give the other parties hereto prior notice and an opportunity to comment on the proposed disclosure.

SECTION 12.9 Entire Agreement. This Agreement (including the Schedules attached hereto) contains the entire agreement and understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior agreements and understandings, oral or written, including the Original Stock Purchase Agreement, with regard to such transactions. All Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

SECTION 12.10 Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Person to the Seller or the Buyer. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Seller or the Buyer.

SECTION 12.11 Scheduled Disclosures. Disclosure of any matter, fact or circumstance in a schedule to this Agreement shall be specific as to the Section and Subsection of this Agreement to which such disclosure applies and shall not be deemed to be disclosure thereof for purposes of any other Section, Subsection or Schedule hereto unless the relevance of such disclosure to such other Section, Subsection or Schedule is readily apparent.

SECTION 12.12 Section and Paragraph Headings; Neutral Construction.

(a) The Section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 12.13 Knowledge. References in this Agreement to the knowledge of the Seller shall refer to the knowledge, after due inquiry, of any of Jerry Joe Jacobson, William A. Strawn II, Marty Pohlod, Barry Fogle, and Leonard Wagner and any other officer or director of Summit View and its Subsidiaries.

SECTION 12.14 Confidentiality. For a period of five (5) years following the Closing or the termination of this Agreement pursuant to Section 10.1 hereof, unless otherwise required by Law, (i) the Seller shall, and shall cause their Affiliates to, keep secret and retain in strictest confidence, and shall not (other than as expressly permitted by this Agreement) use for the benefit of themselves or others any Confidential Information relating to (A) the Buyer or its business to the extent such Confidential Information was disclosed by the Buyer, its Affiliates, or their representatives and agents in the preparation, negotiation and delivery of this Agreement and the transactions contemplated herein, or (B) the Subject Companies including with respect to the business thereof, and (ii) the Buyer shall keep secret and retain in strictest confidence, and shall not use for the benefit of themselves or others any Confidential Information relating to the Seller or their respective businesses (other than, following the Closing, insofar as such information relates to the Subject Companies) to the extent such Confidential Information was disclosed by the Seller, its Affiliates or their representatives and agents in the preparation, negotiation and delivery of this Agreement (including without limitation such information that was disclosed to the Buyer during the course of the Buyer’s due diligence investigation of the Subject Companies) and the transactions contemplated herein.

SECTION 12.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

JERRY JOE JACOBSON

/s/ Jerry Joe Jacobson

SUMMIT VIEW, INC.

By:	/s/ Jerry Joe Jacobson
Name:	Jerry Joe Jacobson
Title:	President

GENESEE & WYOMING INC.

By:	/s/ Mark W. Hastings
Name:	Mark W. Hastings
Title:	Executive Vice President, Corporate Development

(Signature Page to Purchase Agreement)